  As filed with the Securities and Exchange Commission on February 14, 1995
                                                            Registration No. 33-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ______________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                           ________________________


                               THE ROUSE COMPANY
            (Exact name of registrant as specified in its charter)

       MARYLAND                                                 52-0735512
(State of Incorporation)                                     (I.R.S. Employer
                                                             Identification No.)


                               The Rouse Company
                         10275 Little Patuxent Parkway
                        Columbia, Maryland  21044-3456
                                (410) 992-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               _________________

                              Richard G. McCauley
                            Senior Vice-President,
                         General Counsel and Secretary
                               The Rouse Company
                         10275 Little Patuxent Parkway
                         Columbia, Maryland 21044-3456
                                (410) 992-6000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
       Larry P. Scriggins, Esquire                 Miroslav M. Fajt, Esquire
       Piper & Marbury                             Haythe & Curley
       36 South Charles Street                     237 Park Avenue
       Baltimore, Maryland  21201                  New York, New York  10017
       (410) 539-2530                              (212) 880-6000

           ---------------------------------------------------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

           ---------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------

                                     Proposed
                                     maximum    Proposed
                         Amount      offering   maximum         Amount of
Title of Securities      to be       price per  aggregate       registration
to be Registered         registered  unit/(1)/  offering price  fee
- ----------------------------------------------------------------------------

Series A Convertible
Preferred Stock, par
value $0.01 per share       480,168     $49.25     $23,648,274     $8,154.58
- ----------------------------------------------------------------------------

Common Stock, par
value $0.01 per
share/(2)/                1,129,788        --             --            --
- ----------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(i) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the sale prices of the Series A Convertible Preferred Stock on February 10, 1995, as reported in The Wall Street Journal (Eastern Edition) on February 13, 1995.

(2) These shares are issuable on conversion of the Series A Convertible Preferred Stock being registered. The number of shares is subject to adjustment under applicable antidilution provisions.


  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                SUBJECT TO COMPLETION, DATED FEBRUARY __, 1995
PROSPECTUS
- --------------------------------------------------------------------------------

                                480,168 Shares

                               THE ROUSE COMPANY

                     Series A Convertible Preferred Stock
                   (Liquidation Preference $50.00 Per Share)
- --------------------------------------------------------------------------------

     The shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of The Rouse Company (the "Company") covered by this Prospectus are outstanding shares of Series A Preferred Stock. The shares of Series A Preferred Stock or shares of Common Stock into which they may be converted are to be offered and sold from time to time after the date of this Prospectus by certain stockholders of the Company named herein under "Selling Stockholders."

     The shares may be sold through brokers or to dealers in the over-the-counter market or in negotiated transactions or otherwise, in each case at prices satisfactory to the Selling Stockholders. Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares of Series A Preferred Stock. See "Plan of Distribution."

     The brokers or dealers through or to whom the shares of the Company's Series A Preferred Stock or Common Stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation.

     The Company will receive no part of the proceeds from the sale of the shares. The Selling Stockholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the cost of preparing the Registration Statement and Prospectus and all filing fees and legal and accounting expenses in connection with registration under federal and state securities laws. Such expenses are estimated to be $37,155.

     The Series A Preferred Stock is traded in the NASDAQ National Market System under the symbol "ROUSP." The last sale as reported in The Wall Street Journal (Eastern Edition) on February 13, 1995 was $18.75.

- --------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.
- --------------------------------------------------------------------------------

               The date of this Prospectus is February __, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission: its Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, September 30, 1994, and its Report by Issuer of Securities Quoted on NASDAQ Interdealer Quotation System on Form 10-C, filed January 10, 1995.

     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to David L. Tripp, Vice-President and Director of Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, (410) 992-6000.

                                   BACKGROUND

     The shares of Series A Preferred Stock offered by this Prospectus were purchased by the Selling Stockholders in a private placement that was effective as of December 31, 1994.

     In connection with the private placement, the Company agreed to file this Form S-3 Registration Statement covering all of the shares that were purchased by the Selling Stockholders, and to act to keep the Registration Statement continuously effective for a period of three years. Under its agreements with the Selling Stockholders, the Company has the right to temporarily suspend effectiveness of the Registration Statement in the event of material corporate developments and other circumstances. Additional information regarding the agreements between the Company and the Selling Stockholders is provided below under "Plan of Distribution."


                                  THE COMPANY

     The Company was incorporated as a business corporation under the laws of the State of Maryland in 1956. The Company's executive offices are located at 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, and its telephone number is (410) 992-6000.

     The Company, through its subsidiaries and affiliates, is engaged in (i) the acquisition, development, ownership and management of income-producing and other real estate in the United States, including retail centers, office buildings, mixed-use projects, community retail centers and two hotels, and the management of one retail center in Canada, and (ii) the development and sale of land in and around Columbia, Maryland to builders and other developers for residential, commercial and industrial uses.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares and percentage of the Company's Series A Preferred Stock owned beneficially by the Selling Stockholders as of February 14, 1995 and the number of shares of the Company's Series A Preferred Stock offered by the Selling Stockholders hereby. Since the Selling Stockholders may sell all or some of the Series A Preferred Stock offered hereby, no estimate can be made of the aggregate amount of the Company's Series A Preferred Stock that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. Moreover, the number of shares of the Company's Series A Preferred Stock held by the Selling Stockholders may change as a result of sales or purchases by the Selling Stockholders after the date hereof. Except as otherwise noted, none of the Selling Stockholders has had a material relationship within the past three years with the Company and its subsidiaries, other than as a result of the ownership or placement of the Company's Series A Preferred Stock.



                                         Prior to Offering
                                        -----------------------   Shares
                                                   Percent of     Offered
                                         Shares    Outstanding    Hereby
                                        ---------  ------------   -------
Pier 17 Realty Holding Company, Inc.     456,159      10.1%       456,159
Pearl Realty Holding Company, Inc.         8,003        .2%         8,003
Front Realty Holding Company, Inc.        16,006        .4%        16,006

     Effective as of December 31, 1994, the Company and a limited partnership comprised of subsidiaries of the Company entered into agreements modifying a restated permanent loan agreement, dated as of May 16, 1985, governing loans relating to a project owned by such partnership. In the transaction, a number of changes in the arrangements were made, including an exchange of a portion of the indebtedness on the project for a $37.5 million loan, and the exchange of that loan for the 480,168 shares of Series A Preferred Stock that are offered by this Prospectus. Except for the relationships with respect to the financing of such project, the Selling Stockholders are unrelated to the Company or any of its subsidiaries.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell the shares to or through underwriters or dealers and also may sell the shares directly to other purchasers or through agents. The dealers also may act as agents. The dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for which they may act as agent. A purchaser of shares also may receive a commission from purchasers of shares for whom it acts as agent. The purchaser may effect such transactions by selling such shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchaser and/or commissions from purchasers of such shares for which such broker-dealers may act as agent. The purchaser and any broker-dealer that participates with the purchaser in sales of such shares may be deemed to be underwriters, and any commissions received by them and any profit on the sale of such shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Neither the delivery of the Prospectus, or any Prospectus Supplement, nor any other action taken by the Company, the Selling Stockholders or any purchaser in connection with the purchase or sale of shares offered hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act of 1933 in connection with any sales of shares.

     When a particular offering of shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     The sale of the shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale at fixed prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Any NASD member firm participating in a distribution of the shares will not receive compensation in excess of fees which are customary and usual for similar transactions.

     The Selling Stockholders have agreed not to sell any of the shares for a period not exceeding 90 days, if the Company's Chief Executive Officer, Board of Directors or the Executive Committee or other duly constituted Committee of the Board of Directors determines that the distribution of the Series A Preferred Stock will materially adversely interfere with, or be inadvisable in light of a public offering by the Company (for such time, not to exceed twenty (20) business days, during the distribution period as the underwriters in good faith deem advisable) or with a financing, acquisition, corporate reorganization or other material or potentially material corporate transaction of the Company or any subsidiary of the Company.

     The Company has agreed to file the Registration Statement of which this Prospectus is a part with the Commission and to use all reasonable efforts to have it declared effective as soon as practicable after such filing. The Company has agreed to use all reasonable efforts to keep the Registration Statement of which this Prospectus is a part continuously effective until three years after the Registration Statement is declared effective or for such shorter period as will terminate when all the shares have been sold hereunder.

     The Company has agreed with the Selling Stockholders that it will pay the expenses incident to the offering and sale of the shares to the public, other than discounts, commissions and fees and disbursements of dealers or agents (except for fees and disbursements customarily paid by issuers of securities under similar circumstances relating to compliance with applicable state securities or "Blue Sky" laws and reasonable attorneys' fees of the Selling Stockholders (up to $7,500)). In addition, the Selling Stockholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

              DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

     The summary of certain terms and provisions of the Series A Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Charter, as amended and restated (the "Charter"), Bylaws, as amended, and the Articles Supplementary setting forth the particular terms of the Series A Preferred Stock (the "Articles Supplementary"), copies of which are filed as exhibits to the Registration Statement.

     The Charter authorizes the issuance of 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series, without stockholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as shall be established by the Board of Directors. Thus, without stockholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock.


General

     The Board of Directors has classified and authorized the issuance of an aggregate of 4,505,168 shares of the Series A Preferred Stock as part of the 50,000,000 shares of the Company's authorized Preferred Stock.

     The Series A Preferred Stock is validly issued, fully paid and nonassessable. The holders of the Series A Preferred Stock have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Stock. Unless converted or redeemed by the Company, the Series A Preferred Stock has a perpetual term, with no maturity. The Series A Preferred Stock is quoted on the NASDAQ National Market System under the symbol "ROUSP." The shares of Common Stock issuable upon conversion or redemption of the Series A Preferred Stock are quoted on the NASDAQ National Market System.


Ranking

     The Series A Preferred Stock ranks senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

     While any shares of Series A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock and all other shares of Voting Preferred Shares (defined below), voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Stock") without the consent of any holder of Series A Preferred Stock. See "Voting Rights" below.

Dividends

     Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of 6.50% per share on the liquidation preference thereof or $3.25 per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly on the first calendar day of January, April, July and October of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Each such dividend is payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof as shall be fixed by the Board of Directors of the Company. Dividends have accrued from the date of the original issuance of the Series A Preferred Stock. Dividends are cumulative from the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred Stock will not bear interest. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

     Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior dividend periods. If accrued dividends on the Series A Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless (A) all cumulative dividends with respect to the Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock. The foregoing limitations do not restrict the Company's ability to take the foregoing actions with respect to any Parity Stock.

     As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common Stock, and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series A Preferred Stock.


Redemption

     Shares of Series A Preferred Stock are not redeemable by the Company prior to March 1, 1996, and at no time will the Series A Preferred Stock be redeemable for cash. On and after March 1, 1996, the shares of Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed divided by the Conversion Price (as defined below under "Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 2.3529 shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on NASDAQ exceeds $25.50, subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met, but in no event prior to March 1, 1996.

     Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock not more than four business days after the Company issues the press release.
The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company issues the press release announcing its intention to redeem the Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company.

     On the redemption date, the Company must pay on each share of Series A Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. In the case of any redemption of the Series A Preferred Stock prior to the record date for the April 1, 1996 dividend payment date, the holders of the Series A Preferred Stock to be redeemed will be entitled to accrued and unpaid dividends until March 1, 1996, but not thereafter. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

     In the event that full cumulative dividends on the Series A Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, the Series A Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

     On and after the date fixed for redemption, provided that the Company has made available at the office of the Registrar and Transfer Agent a sufficient number of shares of Common Stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Series A Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock or cash) will be, without any further action, deemed a holder of the number of shares of Common Stock for which such Series A Preferred Stock is redeemable.

     Fractional shares of Common Stock are not to be issued upon redemption of the Series A Preferred Stock, but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the redemption date.


Liquidation Preference

     The holders of shares of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $50.00 per share of Series A Preferred Stock plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

     Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock have no voting rights.

     If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any other Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company will be increased by two and the holders of shares of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional directors to serve on the Company's Board of Directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the current quarterly period on the Series A Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment.

     The approval of two-thirds of the outstanding shares of Series A Preferred Stock and all other series of Voting Preferred Shares, acting as a single class regardless of series either at a meeting of shareholders or by written consent, is required in order to amend the Charter and Articles Supplementary to affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Stock or the Voting Preferred Shares or to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity and Junior Stock, increase the authorized number of shares of Parity and Junior Stock and issue additional series of Parity and Junior Stock without the consent of any holder of Series A Preferred Stock.

     Except as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company. See "Conversion Price Adjustments" below.

Conversion Rights

     Shares of Series A Preferred Stock are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of Common Stock at a conversion price of $21.25 per share of Common Stock (equivalent to a conversion rate of 2.3529 shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment as described below ("Conversion Price"). The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on a redemption date. For information as to notices of redemption, see "Redemption" above.

     Conversion of shares of Series A Preferred Stock, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose. Currently such office is the principal corporate trust office of The First National Bank of Maryland, Baltimore, Maryland.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date are entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series A Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     Fractional shares of Common Stock are not to be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the conversion date.

Conversion Price Adjustments

     The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) payable in Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of equity, including revaluation equity, applicable to Common Stock). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In case the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of Common Stock or sale of all or substantially all of the Company's assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.


Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

     The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Series A Preferred Stock is The First National Bank of Maryland, Baltimore, Maryland.

                                 DESCRIPTION OF COMMON STOCK

     The summary of certain terms and provisions of the Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the Company's Charter and By-Laws, as amended, copies of which are filed as exhibits to the Registration Statement.

     The Company has 250 million shares of Common Stock authorized and, as of February 13, 1995, 47,579,796 shares of Common Stock were issued. All outstanding shares of Common Stock are fully paid and non-assessable.

     The Company has outstanding 500,000 warrants to purchase Common Stock (the "Warrants"). Each Warrant allows the holder thereof to purchase one share of Common Stock at an exercise price of $18.00 per share of Common Stock, subject to adjustment in certain circumstances. The Warrants expire on September 23, 1997.

     The Company also has outstanding $130,000,000 aggregate principal amount of 5-3/4% Convertible Subordinated Debentures due 2002. The Convertible Subordinated Debentures are convertible into Common Stock at a conversion price equal to $28.625 principal amount of each debenture for each share of Common Stock (subject to adjustment in certain circumstances).


Dividend Rights

     The holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors, after payment of, or provision for, full cumulative dividends for outstanding Preferred Stock.


Voting Rights

     Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting for directors is not permitted. Holders of Common Stock and Preferred Stock, when outstanding and when entitled to vote, vote as a class, except with respect to matters that relate only to the rights, terms or conditions of the Preferred Stock, that affect only the holders of the Preferred Stock, or that relate to the rights of the holders of the Preferred Stock if the Company fails to fulfill any of its obligations regarding the Preferred Stock.

Liquidation Rights

     Upon any dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all of the Company's assets and funds remaining after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of Preferred Stock, including the Series A Preferred Stock.


Preemptive Rights

     Holders of Common Stock have no preemptive right to purchase or subscribe for any shares of capital stock of the Company.


Special Statutory Requirements for Certain Transactions

     Business Combination Statute. The Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger or other specified transactions between a company and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

     "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the five-year moratorium or special voting requirements. An amendment to a Maryland corporation charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Company has not adopted any such amendment to its Restated Articles of Incorporation, and this statute is applicable to the Company.

     Control Share Acquisition Statute. The Maryland General Corporation law imposes limitations on the voting rights of shares acquired in a "control share acquisition," but the Company has elected not to be subject to such provisions. The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which result in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. The Company has elected through a bylaw provision not to be subject to the control share statute.

     Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is The First National Bank of Maryland, Baltimore, Maryland.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain federal income tax consequences to holders of the Series A Preferred Stock. This summary does not purport to discuss all of the federal income tax consequences that may be applicable to particular categories of investors (such as broker-dealers, foreign persons, non-resident alien individuals, insurance companies, tax exempt organizations, persons subject to the alternative minimum tax, and financial institutions) and does not discuss foreign, state or local tax consequences. This summary is based upon the

Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder ("Regulations"), court decisions and administrative rulings and practice, all as in effect on the date of this Prospectus. Future legislative, judicial or administrative changes, which might or might not have retroactive application, could modify significantly the statements and conclusions expressed in this summary. The Company will not request any rulings from the Internal Revenue Service regarding the tax consequences of an investment in shares of the Series A Preferred Stock. Each potential investor is advised to consult its own tax advisor concerning the federal, state, local and foreign tax consequences of an investment in shares of the Series A Preferred Stock.

     The following discussion is based on the assumption that shares of the Series A Preferred Stock are held as capital assets within the meaning of
Section 1221 of the Code.


Distributions on Series A Preferred Stock

     Distributions paid on the Series A Preferred Stock will be treated as dividends taxable as ordinary income to the holders to the extent of the Company's current or accumulated earnings and profits as determined under federal income tax principles. The Company does not at present have any current or accumulated earnings and profits for federal income tax purposes. There can be no assurance that in any taxable year the Company will have current or accumulated earnings and profits such that distributions with respect to the Series A Preferred Stock will qualify in whole or in part as dividends for federal income tax purposes. To the extent that the amount of distributions paid on the Series A Preferred Stock exceeds the Company's current or accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Series A Preferred Stock in the hands of each holder (but not below zero). The amount of any such distribution which exceeds the adjusted tax basis of the Series A Preferred Stock in the hands of the holder will be treated as capital gain and will be long-term capital gain if the holder's holding period for the Series A Preferred Stock exceeds one year. Under current law, long-term capital gains of noncorporate taxpayers are generally taxed at rates more favorable than those applicable to other types of income. There are currently pending before the U.S. Congress certain legislative proposals that would affect the manner in which capital gains are taxed; whether any such proposals will be enacted into law and, if so, in what form they will be enacted, is currently unknown. Under Section 243 of the Code, corporate stockholders generally will be able, subject to certain exceptions and restrictions, to deduct 70% of the amount of any distribution qualifying as a dividend.

Redemption or Conversion of Series A Preferred Stock for or into Common Stock

     The discussion in this paragraph assumes that shares of the Series A Preferred Stock will not be redeemed or converted at a time when there are dividends in arrears. Generally, no gain or loss will be recognized for federal income tax purposes on redemption or conversion of the Series A Preferred Stock into or for shares of Common Stock (except that cash paid in lieu of fractional shares of Common Stock will be taxed as though such cash had been received in redemption of such fractional share interest). The tax basis of the shares of Common Stock received upon redemption or conversion will be equal to the adjusted tax basis of the Series A Preferred Stock redeemed or converted, less any amount of basis allocable to the fractional shares, and the holding period of such shares of Common Stock will include the holding period of the Series A Preferred Stock redeemed or converted.

Adjustment of Conversion Price

     Certain adjustments to the conversion price of the Series A Preferred Stock may, under certain circumstances, be treated as constructive distributions that are taxable to holders of the Series A Preferred Stock at the time of adjustment under Sections 301 and 305 of the Code.


Backup Withholding

     Under Section 3406 of the Code and applicable Regulations, a noncorporate holder of the Series A Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends accrued with respect to, or the proceeds of a sale, exchange or redemption of, the Series A Preferred Stock or Common Stock, as the case may be. The payor will be required to deduct and withhold the prescribed amount with respect to all such reportable payments if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor; or (ii) the Secretary of the Treasury notifies the payor that the TIN furnished by the payee is incorrect.
In addition, the payor will also be required to deduct and withhold the prescribed amount with respect to dividend payments if (iii) there has been a "notified payee underreporting," as described in Section 3406(c) of the Code; or
(iv) there has been a failure of the payee to certify to the payor under the penalty of perjury that such payee is not subject to withholding, as described in Section 3406(d) of the Code. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE SERIES A PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS.

                                 LEGAL OPINION

     The validity of the Series A Preferred Stock and of the shares of Common Stock into which it is convertible to which this Prospectus relates is being passed upon for the Company by Richard G. McCauley, Esq., Senior Vice-President, General Counsel and Secretary of the

Company. As of December 31, 1994, Mr. McCauley was the direct owner of 105,037 shares of the Company's Common Stock (excluding shares of the Company's Common Stock held in his account under the Company's 401(k) Savings Plan), certain family members owned 21,295 shares (as to which shares he disclaims beneficial ownership) and he held options to purchase 112,500 shares, of which options to purchase 39,500 shares were presently exercisable.


                                    EXPERTS

     The audited consolidated financial statements and schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been so incorporated in reliance upon (1) the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and the authority of that firm as experts in accounting and auditing, and (2) with respect to the current value basis financial statements, the report of Landauer Associates, Inc., real estate counselors and consultants, incorporated by reference herein, and upon the authority of that firm as experts in real estate consultation. The report of KPMG Peat Marwick LLP covering the December 31, 1991 financial statements refers to a change in the Company's method of accounting for income taxes.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus or any Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus or any Prospectus Supplement speaks as of the date of this Prospectus or any Prospectus Supplement. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.


                           -------------------------


                               TABLE OF CONTENTS

                                                             Page
Available Information.....................................
Incorporation of Certain
  Documents by Reference..................................
Background................................................
The Company...............................................
Use of Proceeds...........................................
Selling Stockholders......................................
Plan of Distribution......................................
Description of Series A Convertible
  Preferred Stock.........................................
Description of Common Stock...............................
Certain Federal Income
  Tax Considerations......................................
Legal Opinion.............................................
Experts...................................................

================================================================================


================================================================================


                                480,168 Shares

                               THE ROUSE COMPANY

                             Series A Convertible
                                Preferred Stock




                                --------------
                                  PROSPECTUS
                                --------------





                              February    , 1995

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the Company's expenses in connection with the offering described in this Registration Statement. Except for the registration fee, the amounts listed below are estimates.

          Registration Fee - Securities and Exchange Commission    $ 8,155
          Legal fees and disbursements                              15,000
          Accounting fees and disbursements                          7,000
          Blue Sky fees and expenses (including legal fees)          2,000
          Miscellaneous                                              5,000
                                                                   -------

                    Total                                          $37,155

All of the foregoing expenses will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

     Article XIII of the Bylaws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by the Company and appointed by either the Board of Directors or the Chief Executive Officer.
A copy of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland is included as an Exhibit to this Registration Statement.

     The Company maintains directors and officers insurance on behalf of its directors, officers and certain other persons against any liability asserted against them in any such capacity. The Series A Convertible Preferred Stock Exchange Agreement contained in Exhibit 99.2 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, in certain instances by each Selling Stockholder participating in the offering of Series A Preferred Stock.

Item 16.  Exhibits.

     The following exhibits are filed as part of this Registration Statement (including by incorporation by reference):

          4.1 Amended and Restated Articles of Incorporation of The Rouse Company, dated May 27, 1988 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1988).

          4.2 Articles of Amendment to the Amended and Restated Articles of Incorporation of The Rouse Company, effective January 10, 1991 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1990).

          4.3 Articles Supplementary to the Charter of The Rouse Company dated February 17, 1993 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1992).

          4.4 Articles Supplementary to the Charter of The Rouse Company, dated September 26, 1994.

          4.5 Articles Supplementary to the Charter of The Rouse Company, dated December 27, 1994.

          4.6 Bylaws of The Rouse Company, as amended September 22, 1994 (which are incorporated by reference from the Exhibits to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1994).

          5.1    Opinion and Consent of Richard G. McCauley, Esq.

          23.1   Consent of KPMG Peat Marwick LLP.

          23.2   Consent of Landauer Associates, Inc.

          23.3 Consent of Richard G. McCauley, Esq. (included in Exhibit 5.1 above).

          24.1 Power of Attorney, dated March 16, 1993 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-57347)).

          24.2 Power of Attorney, dated September 24, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

          24.3 Power of Attorney, dated December 3, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

          99.1 Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-56646)).

          99.2 Series A Convertible Preferred Stock Exchange Agreement, dated as of December 31, 1994, by and among the Company and the Selling Stockholders.

Item 17.  Undertakings.

     Undertakings to Update Annually. The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Incorporation of Subsequent Exchange Act Documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in
Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard and the State of Maryland, on the 14th day of February, 1995.

                              THE ROUSE COMPANY


                              By:    /s/ Mathias J. DeVito
                                 -------------------------------------------
                                  Mathias J. DeVito
                                  Chairman of the Board
                                  and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officers:


  /s/  Mathias J. DeVito           Chairman of the Board,      February 14, 1995
- ------------------------------     Chief Executive Officer
Mathias J. DeVito                  and Director



  /s/  Anthony W. Deering          President,                  February 14, 1995
- ------------------------------     Chief Operating Officer
Anthony W. Deering                 and Director


Principal Financial Officer:


  /s/  Jeffrey H. Donahue          Senior Vice-President       February 14, 1995
- ------------------------------     and Chief Financial Officer
Jeffrey H. Donahue


Principal Accounting Officer:


  /s/  George L. Yungmann          Senior Vice-President       February 14, 1995
- ------------------------------     and Controller
George L. Yungmann

                             The Board of Directors


David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias
J. DeVito, Juanita T. James, Thomas J. McHugh, Hanne M. Merriman, Roger W. Schipke and Alexander B. Trowbridge.


By:  /s/ Mathias J. DeVito          For himself and as         February 14, 1995
   -----------------------------    Attorney-in-Fact
   Mathias J. DeVito                for the above-named
                                    members of the Board
                                    of Directors.

                                 Exhibit Index



        4.1 Amended and Restated Articles of Incorporation of The Rouse Company, dated May 27, 1988 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1988).

        4.2 Articles of Amendment to the Amended and Restated Articles of Incorporation of The Rouse Company, effective January 10, 1991 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1990).

        4.3 Articles Supplementary to the Charter of The Rouse Company dated February 17, 1993 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1992).

        4.4 Articles Supplementary to the Charter of The Rouse Company, dated September 26, 1994.

        4.5 Articles Supplementary to the Charter of The Rouse Company, dated December 27, 1994.

        4.6 Bylaws of The Rouse Company, as amended September 22, 1994 (which are incorporated by reference from the Exhibits to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1994).

        5.1     Opinion and Consent of Richard G. McCauley, Esq.

        23.1    Consent of KPMG Peat Marwick LLP.

        23.2    Consent of Landauer Associates, Inc.

        23.3 Consent of Richard G. McCauley, Esq. (included in Exhibit 5.1 above).

        24.1 Power of Attorney, dated March 16, 1993 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-57347)).

        24.2 Power of Attorney, dated September 24, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

        24.3 Power of Attorney, dated December 3, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

        99.1 Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-56646)).

        99.2 Series A Convertible Preferred Stock Exchange Agreement, dated as of December 31, 1994, by and among the Company and the Selling Stockholders.

                                                                    Exhibit 4.4.

                               THE ROUSE COMPANY

                             ARTICLES SUPPLEMENTARY


          The Rouse Company, a Maryland corporation (hereinafter called the "Company") having its principal office in Howard County, Maryland, certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the requirements of Section 3-603(d)(4) of the Maryland General Corporation Law, the Board of Directors of the Company, at a meeting duly held on September 22, 1994 (the "Meeting"), adopted the following resolutions:

            RESOLVED, that effective September 22, 1994, the provisions of
          Section 3-602, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Code") shall apply to any "business combination" (as the term is defined in Section 3-601, as amended from time to time, of the Code) with the Company; and

            RESOLVED, that the election made by the immediately preceding resolution shall be included as a new Article XI, Applicability of Maryland Business Combination Provisions, of the Bylaws of the Corporation adopted effective September 22, 1994.

          SECOND: The foregoing resolution and amendment to the Company's Bylaws were approved by a majority of the entire Board of Directors of the Company at the Meeting.


          IN WITNESS WHEREOF, The Rouse Company has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on September 26, 1994.



ATTEST:                             THE ROUSE COMPANY



_________________________           By:___________________________
Richard G. McCauley                     Anthony W. Deering
Senior Vice-President,                  President and
General Counsel and Secretary           Chief Operating Officer

          THE UNDERSIGNED, President and Chief Operating Officer of The Rouse Company, who executed on behalf of the Company Articles Supplementary of which this Certificate is made a part, acknowledges in the name and on behalf of the Company the foregoing Articles Supplementary to be the corporate act of the Company and certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                    ______________________________
                                    Anthony W. Deering
                                    President and
                                    Chief Operating Officer

                                                                     Exhibit 4.5

                               THE ROUSE COMPANY

                            ARTICLES SUPPLEMENTARY



          The Rouse Company, a Maryland corporation, having its principal office in Columbia, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation, as amended and restated in the Articles of Amendment and Restatement of the Corporation, which were filed with the State Department of Assessments and Taxation of Maryland on May 27, 1988, and as further amended by the Articles of Amendment of the Corporation, which were filed with the State Department of Assessments and Taxation of Maryland on January 10, 1991, and as supplemented by the Articles Supplementary to the Charter of The Rouse Company (the "Articles Supplementary") creating the class of Series A Convertible Preferred Stock and filed with the State Department of Assessments and Taxation of Maryland on February 17, 1993 (collectively, the "Charter"), the Board of Directors has duly divided and classified 480,168 additional shares of the Preferred Stock of the Corporation, par value $.01 per share, into shares of the class designated as Series A Convertible Preferred Stock, and provided for the issuance of such Preferred Stock.

          SECOND: The terms of the Series A Convertible Preferred Stock established by the Board of Directors are as set forth in the Articles Supplementary in addition to those set forth in Article FIFTH of the Charter of the Corporation applicable to all classes of Preferred Stock.

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Operating Officer and attested by its Secretary on December 27, 1994.


ATTEST:                             THE ROUSE COMPANY


______________________________      By:___________________________
Richard G. McCauley                 Anthony W. Deering
Senior Vice President,              President and
General Counsel and Secretary       Chief Operating Officer

          THE UNDERSIGNED, President and Chief Operating Officer of The Rouse Company, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                    ______________________________
                                    Anthony W. Deering
                                    President and
                                    Chief Operating Officer

                                                                     Exhibit 5.1



                               February 14, 1995


The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland  21044-3456

                    Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

  I have acted as counsel for The Rouse Company (the "Company") in connection with the Registration Statement on Form S-3 which was filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), and which registers 480,168 shares of the Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the "Stock") and the Common Stock issuable upon its conversion to be sold from time to time by the Selling Stockholders specified therein.

  In that capacity, I have examined the originals, or certified, conformed or reproduction copies, of the Articles of Incorporation of the Company, as amended and restated, the Bylaws of the Company, as amended, the Registration Statement, all corporate proceedings, records, agreements, instruments and documents, and such statutory, constitutional and other material as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In connection therewith, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to such opinions, I have relied upon certificates and statements of public officials and officers or representatives of the Company and others.

  Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that the shares of the Stock have been, and when issued on conversion thereof the shares of Common Stock so issued will have been, duly and validly authorized and are or will be, as the case may be, legally issued, fully paid and nonassessable under the general corporate laws of the State of Maryland.

  I wish to advise you that I am a member of the Maryland Bar and accordingly limit the opinions expressed herein to matters of the laws of the State of Maryland.

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement and Prospectus. Except as specifically provided above, this opinion may not be quoted or relied upon by any other person without my prior consent.

                                   Very truly yours,

                                   /s/ Richard G. McCauley

                                   Richard G. McCauley

                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------



The Board of Directors
The Rouse Company:


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                                  /s/ KPMG PEAT MARWICK LLP
                                -------------------------------------------
                                KPMG PEAT MARWICK LLP

Baltimore, Maryland
February 14, 1995

                                                                    Exhibit 23.2



                CONSENT OF INDEPENDENT REAL ESTATE CONSULTANTS
                ----------------------------------------------



The Board of Directors of The Rouse Company:

          We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 33-____) of The Rouse Company (the "Company") of our report dated February 23, 1994, on our concurrence with the Company's estimates of the market value of its equity and other interests in certain real property owned and/or managed by the Company and its subsidiaries as of December 31, 1992 and 1993, which report appears on page 21 of the 1993 Annual Report to Shareholders that is incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 1993, and to the reference to our firm under the heading "Experts" in the Prospectus that is a part of such Registration Statement.



                                  /s/ LANDAUER ASSOCIATES, INC.
                                ----------------------------------------
                                LANDAUER ASSOCIATES, INC.



New York, New York
February 14, 1995

                                 EXHIBIT 99.2



                     SERIES A CONVERTIBLE PREFERRED STOCK
                              EXCHANGE AGREEMENT

                                 by and among

                               THE ROUSE COMPANY

                      FRONT REALTY HOLDING COMPANY, INC.

                      PEARL REALTY HOLDING COMPANY, INC.

                                      and

                     PIER 17 REALTY HOLDING COMPANY, INC.


                         Dated as of December 31, 1994

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

SECTION 1.  AUTHORIZATION OF ISSUE OF SERIES A PREFERRED STOCK..........   2

SECTION 2.  EXCHANGE OF SERIES A PREFERRED STOCK FOR THE DEBT...........   2

SECTION 3.  THE CLOSING.................................................   3

SECTION 4.  CONDITIONS TO PURCHASERS' OBLIGATIONS.......................   3

    4.1     Opinion of Company's Counsel................................   3
    4.2     Representations and Warranties..............................   3
    4.3     Covenants...................................................   4
    4.4     Classification of Additional Series A Preferred Shares......   4
    4.5     Proceedings of the Company..................................   4
    4.6     Refinancing Transaction.....................................   4

SECTION 5.  CONDITIONS TO COMPANY'S OBLIGATIONS.........................   4

    5.1     Opinion of Purchasers' Counsel..............................   4
    5.2     Representations and Warranties..............................   4
    5.3     Covenants...................................................   4
    5.4     Blue Sky....................................................   5
    5.5     Refinancing Transaction.....................................   5

SECTION 6.  COVENANTS OF THE COMPANY....................................   5

    6.1     Financial Statements and Other Reports......................   5
    6.2     Corporate Existence, Licenses and Permits; Maintenance of
             Properties.................................................   5
    6.3     Listing of Series A Preferred Stock on NASDAQ...............   5
    6.4     Rule 144A Reporting.........................................   5
    6.5     Private Placement Status....................................   6

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   6

    7.1     Corporate Authority.........................................   6
    7.2     Financial and Other Information on the Company..............   7
    7.3     Actions Pending.............................................   7
    7.4     No Defaults or Conflicts....................................   7
    7.5     Governmental Consent........................................   8
    7.6     Investment Company Status...................................   9
    7.7     Disclosure..................................................   9
    7.8     Capitalization..............................................   9
    7.9     ERISA.......................................................   9

SECTION 8.  REPRESENTATIONS OF THE PURCHASERS...........................  10

    8.1     Investment Purpose; Restrictions on Resale..................  10
    8.2     No Registration.............................................  10
    8.3     Access to Certain Information...............................  10
    8.4     Status......................................................  10
    8.5     Authority...................................................  11
    8.6     Good Title..................................................  11

SECTION 9.  RESTRICTIONS ON TRANSFER....................................  11

    9.1     Applicability of Restrictions...............................  11
    9.2     Restrictive Legends.........................................  11
    9.3     Notice of Proposed Transfer; Opinions of Counsel............  12
    9.4     Termination of Restrictions.................................  13

SECTION 10. REGISTRATION RIGHTS.........................................  13

    10.1    Securities Subject to Registration Rights...................  13
    10.2    Shelf Registration of Registrable Securities................  14
    10.3    Registration Procedures.....................................  15
    10.4    Registration Expenses.......................................  17
    10.5    Indemnification.............................................  18

SECTION 11.  CERTAIN DEFINITIONS........................................  20

SECTION 12.  MISCELLANEOUS..............................................  22

    12.1     Consent to Amendments......................................  22
    12.2     Lost Certificates..........................................  23
    12.3     Notice to Subsequent Holder................................  23
    12.4     Survival of Representations, Warranties, and Indemnities...  23
    12.5     Successors and Assigns.....................................  23
    12.6     Notices....................................................  23
    12.7     Accounting Terms...........................................  24
    12.8     Governing Law..............................................  24
    12.9     Severability...............................................  24
    12.10    Headings; Table of Contents................................  25
    12.11    Counterparts...............................................  25
    12.12    Non-Business Days..........................................  25
    12.13    Entire Agreement...........................................  25

                            ______________________


                            Schedules and Exhibits


  Schedule I       Purchasers - Debt Ownership and Shares to be Issued
  Exhibit A        New Articles Supplementary
  Exhibit B        Original Articles Supplementary
  Exhibit 4.1      Opinion of David R. Schwiesow, Vice President and Associate
                   General Counsel of The Rouse Company
  Exhibit 4.2      Officer's Certificate
  Exhibit 5.1      Opinion of Purchasers' Counsel
  Exhibit 7.9      Collective Investment Fund Ownership
  Exhibit 10.2(b)  Marketing of Registrable Securities

                     SERIES A CONVERTIBLE PREFERRED STOCK
                     ------------------------------------
                              EXCHANGE AGREEMENT
                              ------------------

     SERIES A CONVERTIBLE PREFERRED STOCK EXCHANGE AGREEMENT, dated as of December 31, 1994 (the "Agreement"), by and among The Rouse Company, a Maryland corporation (the "Company"), and Front Realty Holding Company, Inc., a New York not-for-profit corporation, Pearl Realty Holding Company, Inc., a New York not-for-profit corporation, and Pier 17 Realty Holding Company, Inc., a New York not-for-profit corporation (individually a "Purchaser" and collectively the "Purchasers").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, South Street Seaport Limited Partnership, a Maryland limited partnership comprising solely of subsidiaries of the Company ("SSSLP"), and the Purchasers are parties to that certain Restated Permanent Loan Agreement dated as of May 16, 1985 (and executed and delivered on or about December 17, 1985), as amended by that certain First Amendment to Restated Permanent Loan Agreement and First Amendment to Permanent Loan Note dated as of December 11, 1989 (the "Prior Loan Agreement"), pursuant to which the Purchasers have heretofore made loans to SSSLP in the aggregate principal amount of $89,500,000 with respect to the South Street Seaport project (the "Project") owned by SSSLP; and

     WHEREAS, SSSLP and the Purchasers are parties to that certain Sublease (as such term is defined in the Prior Loan Agreement); and

     WHEREAS, SSSLP and the Purchasers have agreed to a modification of the Prior Loan Agreement and Sublease (the "Refinancing Transaction"); and

     WHEREAS, simultaneously with the execution of this Agreement, SSSLP is entering into a Second Amended and Restated Permanent Loan Agreement (the "Restated Loan Agreement") with the Purchasers with respect to the $89.5 million loan described in the Prior Loan Agreement; and

     WHEREAS, the terms of the Restated Loan Agreement and the related documentation provide for (i) the splitting of the single indebtedness under the Prior Loan Agreement into two loans, one in the principal sum of $52 million (the "$52 Million Loan") and the other in the principal sum of $37.5 million (the "$37.5 Million Loan" or the "Debt") and (ii) the modification and restatement of the documentation governing the $52 Million Loan and the $37.5 Million Loan, including, but not limited to, a mortgage for each loan, a non-recourse note with respect to the $52 Million Loan and a recourse note with respect to the $37.5 Million Loan, on the terms and conditions set forth therein; and

     WHEREAS, in connection with the modification of the Prior Loan Agreement, the Purchasers have agreed to exchange the $37.5 Million Loan (including an assignment of certain documentation related to such loan) for a number of shares (not less than 450,000 shares) of authorized but unissued Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock"), valued at no less than $23,000,000, determined as herein provided, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  AUTHORIZATION OF ISSUE OF SERIES A PREFERRED STOCK

     The Company has taken all necessary corporate action to divide and classify the number of shares of the Preferred Stock of the Company, par value $.01 per share (the "Preferred Stock"), required to be delivered under this Agreement into shares of Series A Preferred Stock, pursuant to the form of Articles Supplementary (the "New Articles Supplementary") to be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") attached hereto as Exhibit A, and has duly authorized the issuance of such shares of Series A
   ---------
Preferred Stock pursuant to the terms and conditions of this Agreement. As provided in the New Articles Supplementary, the terms of the Series A Preferred Stock are as set forth in the Articles Supplementary (the "Original Articles Supplementary") creating the class of the Company's Series A Convertible Preferred Stock and filed with the SDAT on February 17, 1993, a copy of which is attached hereto as Exhibit B.
                   ---------

SECTION 2.  EXCHANGE OF SERIES A PREFERRED STOCK FOR THE DEBT

     Subject to the terms and conditions set forth hereinafter, the Company agrees to issue an aggregate of $23,000,000 in Fair Market Value of Series A Preferred Stock (but not less than 450,000 shares) to the Purchasers, and the Purchasers severally, and not jointly, agree to exchange therefor all of their right, title and interest in and to the $37.5 Million Loan and to assign the recourse note evidencing the $37.5 Million Loan (the "$37.5 Million Recourse Note") and the mortgage securing the $37.5 Million Recourse Note (the "$37.5 Million Mortgage"), but not any of the Purchasers' rights under any other documents pertaining to the debt outstanding under the Prior Loan Agreement or the $37.5 Million Loan (collectively, the "Loan Documents"), without recourse, as set forth in the documentation relating to the Refinancing Transaction. It is understood and agreed that the foregoing assignment without recourse shall not affect the Purchasers' obligations with respect to their representations and warranties under this Agreement. The aggregate number of shares of Series A Preferred Stock to be issued to the Purchasers pursuant to the terms of this
Section 2 shall be the greater of (x) 450,000 or (y) the number of shares determined by dividing $23,000,000 by the Fair Market Value (as hereinafter defined) of a share of Series A Preferred Stock. For purposes hereof, the "Fair Market Value" of a share of Series A Preferred Stock shall mean $47.90, which is the average of the daily closing sale prices of the Series A Preferred Stock on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market System as reported in the Wall Street Journal for
                                                     -------------------
December 15, 16, 19, 20 and 21, 1994. The number of shares of Series A Preferred Stock to be issued to each Purchaser pursuant to the exchange contemplated hereby shall be as set forth opposite such Purchaser's name on

Schedule I hereto, as determined based on each Purchaser's
- ----------
pro rata interest in the principal amount of the $37.5 Million Loan set forth opposite such Purchaser's name on Schedule I hereto that is to be exchanged for
                                  ----------
shares of Series A Preferred Stock.

SECTION 3.  THE CLOSING

     (a) Subject to the terms and conditions hereof, the closing (the "Closing") of the issuance and exchange of the shares of Series A Preferred Stock for the Debt will take place at the offices of Haythe & Curley at 10:00 A.M., New York, New York time, on December 31, 1994 or such other location, time and date as shall be mutually agreed to by the Company and the Purchasers. Such time and date are herein referred to as the "Closing Date."

     (b) Subject to the terms and conditions hereof, on the Closing Date (i) the Company will deliver to each of the Purchasers one or more stock certificates, as each Purchaser shall request, registered in the name of each Purchaser or otherwise as such Purchaser may direct, evidencing the number of shares of Series A Preferred Stock to be issued to each Purchaser, and (ii) each Purchaser shall execute and deliver to the Company any and all instruments and documents as the Company may reasonably request to assign, free and clear of all liens, encumbrances, equities and claims, except as set forth in the documentation relating to the Refinancing Transaction, the $37.5 Million Loan and the Loan Documents to the Company.

     (c) The Company and each of the Purchasers agree to use their best efforts to complete the Closing on the Closing Date and to fulfill any conditions to such Closing that are within their reasonable control.


SECTION 4.  CONDITIONS TO PURCHASERS' OBLIGATIONS

     Each Purchaser's obligation to exchange its right, title and interest in the $37.5 Million Loan and to assign its right, title and interest in the Loan Documents to the Company for the shares of Series A Preferred Stock on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Purchasers in their sole discretion:

     4.1  Opinion of Company's Counsel.  On the Closing Date, the Purchasers
          ----------------------------
shall have received from David R. Schwiesow, Vice-President and Associate General Counsel of the Company, a favorable opinion, dated the Closing Date, reasonably satisfactory to the Purchasers, substantially in the form set forth in Exhibit 4.1 hereto.
   -----------

     4.2  Representations and Warranties.  Each of the representations and
          ------------------------------
warranties contained in Section 7 shall be true on and as of the Closing Date with the same effect as though made on the Closing Date and after giving effect to the transactions contemplated hereby; and the Company shall have delivered to the Purchasers an Officer's Certificate, substantially in the form set forth in Exhibit 4.2
                                                              -----------
hereto, dated the Closing Date, to such effect.

     4.3   Covenants.  All covenants, agreements and conditions contained in
           ---------
this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with.

     4.4  Classification of Additional Series A Preferred Shares.  The Company
          ------------------------------------------------------
shall have filed with the SDAT, and the SDAT shall have accepted for record, the New Articles Supplementary substantially in the form attached hereto as Exhibit
                                                                        -------
A, classifying the number of shares of Series A Preferred Stock determined to be
- -
deliverable under Section 2.

     4.5  Proceedings of the Company.  On or prior to the Closing Date, all
          --------------------------
corporate and other proceedings taken or to be taken by the Company in connection with, or which are required to consummate, the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and counsel to the Purchasers, and the Purchasers and counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or such counsel may reasonably request to establish compliance with this condition.

     4.6  Refinancing Transaction.  The entire Refinancing Transaction shall be
          -----------------------
consummated simultaneously with the Closing under this Agreement.

SECTION 5.  CONDITIONS TO COMPANY'S OBLIGATIONS

     The Company's obligation to issue the shares of Series A Preferred Stock hereunder in exchange for all of the Purchasers' right, title and interest in the $37.5 Million Loan and the assignment of the Loan Documents to the Company on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Company in its sole discretion:

     5.1  Opinion of Purchasers' Counsel.  On the Closing Date, the Company
          ------------------------------
shall have received from Haythe & Curley, acting as counsel for the Purchasers in connection with this transaction, a favorable opinion, dated the Closing Date, reasonably satisfactory to the Company, substantially in the form set forth in Exhibit 5.1 hereto.
         -----------

     5.2  Representations and Warranties.  Each of the representations and
          ------------------------------
warranties contained in Section 8 shall be true on and as of the Closing Date with the same effect as though made on the Closing Date and after giving effect to the transactions contemplated hereby.

     5.3  Covenants.  All covenants, agreements and conditions contained in this
          ---------
Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with.

     5.4  Blue Sky.  The Company shall have obtained all necessary Blue Sky law
          --------
permits and qualifications, or established exemptions therefrom, required by any state for the offer and sale of the shares of Series A Preferred Stock. No stop order or other order enjoining the sale of the shares of Series A Preferred Stock shall have been issued and, to the knowledge of the Company, no proceedings for such purpose shall be pending or threatened.

     5.5  Refinancing Transaction.  The entire Refinancing Transaction shall be
          -----------------------
consummated simultaneously with the Closing under this Agreement.

SECTION 6.  COVENANTS OF THE COMPANY

     6.1  Financial Statements and Other Reports.  So long as any Purchaser
          --------------------------------------
shall be the holder of $250,000 or more in aggregate Liquidation Value of Series A Preferred Stock, until the end of the Applicable Period as defined in Section
10.2 (a) hereof, the Company will deliver to such Purchaser any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, definitive proxy statements or any other reports or filings filed by the Company with the Commission under the Exchange Act within fifteen (15) days of the filing of such reports or filings with the Commission.

     6.2  Corporate Existence, Licenses and Permits; Maintenance of Properties.
          --------------------------------------------------------------------
So long as any Series A Preferred Stock issued pursuant to this Agreement shall be beneficially owned by any Purchaser, the Company will at all times cause to be done all things necessary to maintain and preserve its corporate existence, provided that the foregoing shall not prevent the Company from reorganizing as another legal entity for the purpose of qualifying as a real estate investment trust or other similar entity, and its right to carry on its business and will preserve and keep in force and effect, all licenses and permits deemed by management of the Company to be necessary and material to the conduct of its business, and will remain in compliance with respect to all applicable material regulatory requirements, so that any business material to the Company carried on in connection therewith may be properly and advantageously conducted at all times.

     6.3  Listing of Series A Preferred Stock on NASDAQ.  The Company will use
          ---------------------------------------------
its best efforts to maintain the listing of the Series A Preferred Stock on the NASDAQ National Market System so long as the standards for the listing thereof on NASDAQ are met.

     6.4  Rule 144A Reporting.  The Company agrees to make available, promptly
          -------------------
upon request of a holder or a prospective purchaser of any Series A Preferred Stock from a Purchaser, such information required by Rule 144A under the Securities Act, if then applicable to the Company, to enable resales of such shares of Series A Preferred Stock to be made pursuant to Rule 144A; provided,
                                                                     --------
however, that the Company shall not be required to provide materially more
- -------
information than was required by Rule 144A as in effect on the date hereof, but may elect to do so if necessary under subsequent revisions of Rule 144A; and

provided further that the Company's obligation under this Section 6.4 shall be
- -------- -------
suspended during the effectiveness of any registration statement filed under
Section 10 hereof and shall cease at the end of the Applicable Period as defined in Section 10.2 (a).

     6.5  Private Placement Status.  The Company will not do or cause to be done
          ------------------------
(or will not omit to do or cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the shares of Series A Preferred Stock under this Agreement within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities laws, except for filings, notices or reports pursuant to state securities laws which have already been made or which are contemplated in connection with the offering and sale of the shares of Series A Preferred Stock under this Agreement.

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each Purchaser as follows as of the date hereof and as of the Closing Date:

     7.1  Corporate Authority.  (a) The Company is a corporation duly organized
          -------------------
and validly existing in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted, is duly qualified and authorized to do business under the laws of each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted which are material to the Company and its Subsidiaries taken as whole. The execution and delivery by the Company of this Agreement and the performance by the Company of all transactions and obligations contemplated hereby are within its corporate authority. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and with respect to indemnification provisions contained herein, by applicable securities laws or principles of public policy.

     (b) The Company has delivered to each Purchaser true, complete and correct copies of the Articles of Incorporation and Bylaws, as amended and supplemented and in full force and effect as of the date hereof, of the Company. The execution, delivery and performance of this Agreement and the issuance of the Series A Preferred Stock have been duly authorized by all necessary corporate proceedings on the part of the Company.

     (c) The shares of Series A Preferred Stock to be issued pursuant to this Agreement, when issued in compliance with the provisions hereof, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances created by or as a result of action by the Company; provided, however, that the shares of Series A Preferred Stock to be issued hereunder (and any shares of Common Stock issued upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. Upon conversion of the shares of Series A Preferred Stock into shares of Common Stock, such shares of Common Stock will be duly authorized and validly issued, fully paid and nonassessable.

     7.2  Financial and Other Information on the Company.  (a) The Company has
          ----------------------------------------------
furnished each Purchaser with the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form 10-K") and all other periodic reports filed by the Company with the Commission since the filing of the 1993 Form 10-K pursuant to the Exchange Act (collectively, the "Exchange Act Reports").

     (b) The audited and unaudited financial statements contained in the Exchange Act Reports fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the results of operations of the Company for such periods and, (except in the case of the Current Value Basis balance sheet) have been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed in the financial statements and related notes, and, except that any such unaudited statements omit notes as permitted by the Exchange Act and may be subject to normal year-end adjustments.

     (c) To the best of the Company's knowledge, the Exchange Act Reports, as of the date that they were prepared and filed with the Commission, do not contain a false or misleading statement of a material fact or omit to state any material fact necessary in order to make the statements made in such reports, in light of the circumstances under which they were made, not misleading.

     (d) The Exchange Act Reports comply as to form in all material respects with the requirements of the Exchange Act.

     (e) There has been no Material Adverse Change in the financial condition or results of operations of the Company and its consolidated Subsidiaries, taken as a whole, since the date of the balance sheet in the most recent Form 10-Q contained in the Exchange Act Reports, except as disclosed in the Exchange Act Reports or as otherwise disclosed to the Purchasers in writing.

     7.3  Actions Pending.  There is no action, suit, proceeding, investigation
          ---------------
or claim pending against the Company or any Subsidiary or involving any of their respective properties or interests or, to the best knowledge of the Company, threatened against the Company or any Subsidiary or in respect of any of their respective properties or interests, at law or in equity, before any federal, state, municipal or local court, administrative agency, commission, board, bureau, instrumentality or arbitrator which is likely to adversely affect the power of the Company to execute and deliver, or the ability of the Company to perform its obligations under, this Agreement, or to result in any Material Adverse Change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, except as otherwise disclosed in the Exchange Act Reports or otherwise disclosed to the Purchasers in writing.

     7.4  No Defaults or Conflicts.  (a)  Except as disclosed in the Exchange
          ------------------------
Act Reports or otherwise disclosed to the Purchasers in writing, neither the Company nor any of its Subsidiaries is in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, such that such violations and defaults in the aggregate are likely to result in any Material Adverse Change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or materially adversely affect the ability of the Company to perform in any material respect its obligations under this Agreement.

     (b) Except as otherwise disclosed in writing to the Purchasers, the execution, delivery and performance by the Company of this Agreement and any of the transactions contemplated hereby (including, without limitation, the issuance of the shares of Series A Preferred Stock as contemplated herein) does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the charter or bylaws of the Company or (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, or any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or any agreement, indenture or other instrument applicable to the Company or its Subsidiaries or any of its or their properties, except in the case of this clause (B) for such violations or conflicts that will not individually or in the aggregate result in a Material Adverse Change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (ii) result in the creation of any lien upon any of the Company's or its Subsidiaries' properties, assets or revenues, or (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) except for required securities law filings.

     7.5  Governmental Consent.  Except for the conditions required in
          --------------------
connection with the Refinancing Transaction required to satisfy the conditions of Sections 4.6, 5.4 and 5.5, neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person of which it is aware, nor any circumstance involving the Company of which it is aware in connection with the offer, issue, sale or delivery of the Series A Preferred Stock hereunder is such as to require the Company to obtain any consent, approval or authorization of, or any notice to, or filing, registration or qualification with, any court or administrative or governmental body in connection with the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Series A Preferred Stock, or (except as may be required in connection with fulfillment of, or compliance with, the provisions of Sections 9 and 10 hereof) fulfillment of, or compliance with, the terms and provisions of this Agreement or of the Series A Preferred Stock, or is such as to require or give rise to any limitation on any Purchaser's ownership of any equity securities of the Company other than by reason of the restricted status of those securities under applicable securities laws or regulatory approvals or filings required by the Maryland General Corporation Law or the Exchange Act.

     7.6  Investment Company Status.  The Company is not an "investment company"
          -------------------------
or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     7.7  Disclosure.  Neither this Agreement and the Schedules and Exhibits
          ----------
attached hereto nor any other document or certificate furnished to the Purchasers by or on behalf of the Company in connection herewith taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading, except that no warranty is made or given with respect to the information set forth in Section 8.

     7.8  Capitalization.  As of December 15, 1994, the equity capitalization of
          --------------
the Company consisted of (i) Common Stock, par value $.01 per share; 250,000,000 shares authorized and 47,571,046 shares issued and outstanding; and (ii) Preferred Stock, par value $.01 per share; 50,000,000 shares authorized and 4,024,873 shares (all of which were Series A Preferred Stock) issued and outstanding.

     7.9  ERISA.  Neither the Company nor any of its Subsidiaries has engaged in
          -----
any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) which is likely to subject the Company to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. Each Employee Benefit Plan and Pension Plan is administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable law. There is no lien outstanding or security interest given in connection with a Pension Plan. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan. No member of the ERISA Group has incurred or expects to incur any material liability under Title IV of ERISA (other than the payment of premiums) or material withdrawal liability (contingent or otherwise) under a Multiemployer Plan. The execution, delivery and performance by the Company of this Agreement and all of the documents and agreements contemplated hereby does not involve any nonexempt prohibited transaction with respect to the Company and any employee benefit plan which the Purchasers have disclosed as having a more than ten percent (10%) interest in the collective investment fund identified in Exhibit 7.9 hereto (a "10% Plan" of
                                             -----------
the "Fund"). The Company is not a party in interest with respect to any 10% Plan, other than by reason of providing services to such 10% Plan (including services as a fiduciary) or by reason of a relationship to a service provider (including a fiduciary) described in Section 3(14)(F), (G), (H) or (I) of ERISA, or both, and, to the best knowledge of the Company, the Company is not an affiliate of Morgan Guaranty Trust Company of New York. In making the representations described in this Section 7.9, the Company is relying upon Prohibited Transaction Class Exemption 91-38 ("PTE 91-38") (or upon any other applicable exemption) and upon the accuracy and completeness of the disclosures on Exhibit 7.9 of this Agreement regarding 10% Plans, and such representations
   -----------
by the Company are expressly conditioned thereupon.  For purposes of this
Section 7.9 and Exhibit 7.9 hereto, the terms "affiliate," "collective
                -----------
investment fund" and "interest of any employee benefit plan" in the Fund shall have the meanings ascribed to them by PTE 91-38, the term "employee benefit plan" shall have the meaning ascribed to it in Section 3(3) of ERISA, the term "prohibited transaction" shall have the meaning ascribed to it in Section 406 of ERISA and Section 4975(c) of the Code, and the term "party in interest" shall have the meaning ascribed to it in Section 3(14) of ERISA and the meaning ascribed to the term "disqualified person" in Section 4975(e)(2) of the Code.

SECTION 8.  REPRESENTATIONS OF THE PURCHASERS

     8.1  Investment Purpose; Restrictions on Resale.  Each Purchaser as to
          ------------------------------------------
itself represents that such Purchaser is acquiring the shares of Series A Preferred Stock for its own account for the purpose of investment and not with a view to any distribution; provided, however, that the disposition of each
                          --------  -------
Purchaser's shares of Series A Preferred Stock shall at all times be and remain within such Purchaser's control.

     8.2  No Registration.  Each Purchaser understands and acknowledges that the
          ---------------
offering of the shares of Series A Preferred Stock pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act, and that the Company's reliance upon such exemption is predicated upon such Purchaser's representations set forth in this Agreement. Each Purchaser acknowledges and understands that the shares of Series A Preferred Stock must be held indefinitely unless the shares of Series A Preferred Stock are subsequently registered under the Securities Act or an exemption from such registration is available.

     8.3  Access to Certain Information.  In connection with the investment
          -----------------------------
representations made herein, each Purchaser represents that: (i) such Purchaser is able to fend for itself in the transactions contemplated by this Agreement;
(ii) such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Purchaser's prospective investment in the shares of Series A Preferred Stock; (iii) such Purchaser has the ability to bear the economic risks of such Purchaser's prospective investment, including a complete loss of the investment; (iv) such Purchaser has been furnished with and has had access to such information as such Purchaser has considered necessary to make a determination as to whether to purchase the shares of Series A Preferred Stock together with such additional information as is necessary to verify the accuracy of the information supplied;
(v) such Purchaser has had all questions which have been asked by such Purchaser satisfactorily answered by the Company; and (vi) such Purchaser has not been offered the shares of Series A Preferred Stock by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

     8.4  Status.  Each Purchaser as to itself represents that it is a
          ------
"qualified institutional buyer" or an "accredited investor," as such terms are defined pursuant to Rule 144A or 501, respectively, of the Securities Act.

     8.5  Authority.  Each Purchaser as to itself represents that it has all
          ---------
requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Agreement. The execution, delivery and performance of this Agreement by each Purchaser has been duly authorized by all required corporate, partnership or other actions on the part of each Purchaser. Each Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each Purchaser enforceable against such

Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and with respect to indemnification provisions contained herein, by applicable securities laws or principles of public policy.

     8.6  Good Title.  (a)  Each Purchaser as to itself represents that it owns
          ----------
the entire pro rata beneficial interest of the Debt that is the subject of this Agreement specified in Schedule I and has not encumbered, assigned or sold any
                       ----------
portion of or interest in such beneficial interest, and that it is a party to the Loan Documents and has the legal capacity to assign its interest therein to the Company.

     (b) Each Purchaser as to itself represents that it has good title to its interest in the Debt.

SECTION 9.  RESTRICTIONS ON TRANSFER

     9.1  Applicability of Restrictions.  Notwithstanding any provisions to the
          -----------------------------
contrary contained in this Agreement, any Restricted Securities or the Company's charter, the provisions of this Section 9 shall apply to: (a) the direct or indirect sale, transfer, encumbrance or other disposition of any shares of Series A Preferred Stock (other than by conversion or redemption) and (b) the direct or indirect sale, transfer, encumbrance or other disposition of any Restricted Securities (each such transfer being herein called a "Restricted Action"). The holder of any shares of Series A Preferred Stock or Restricted Securities, by its acceptance thereof, agrees that it will not take any Restricted Action prior to the delivery to the Company of the opinion or opinions of counsel referred to in, and to the effect described in, Section 9.3 hereof (or clause (z) of the penultimate sentence of Section 9.3), or until registration under the Securities Act of the shares of Series A Preferred Stock or the Restricted Securities involved in, or issuable upon conversion of the Series A Preferred Stock involved in, such Restricted Action has become effective.

     9.2  Restrictive Legends.  Each certificate of Series A Preferred Stock
          -------------------
issued pursuant to this Agreement and each certificate for Restricted Securities (unless at the time of issuance such Restricted Securities are registered under the Securities Act), and each certificate of Series A Preferred Stock and each certificate issued upon the transfer or exchange of any such certificate of Series A Preferred Stock or certificate for Restricted Securities (except as otherwise permitted by this Section 9), shall be stamped or otherwise imprinted with a legend in substantially the following form:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and neither the securities nor any interest therein may be sold, distributed, transferred, pledged or otherwise disposed of in the absence of such registration or an exemption under such Act and the rules and regulations thereunder. The transfer of such securities is subject to the restrictions, terms and conditions set forth in Section 9 of the Exchange Agreement, dated

     December 31, 1994, among The Rouse Company and certain Purchasers listed therein, copies of which are available for inspection at the office of The Rouse Company, and such securities may be transferred only in compliance with the terms and conditions of Section 9 of such Exchange Agreement, which among other matters, requires compliance with Blue Sky and state securities laws under certain circumstances.

          9.3  Notice of Proposed Transfer; Opinions of Counsel.  Each holder of
               ------------------------------------------------
Series A Preferred Stock issued pursuant to this Agreement agrees to transfer such Series A Preferred Stock only in compliance with Section 9 hereof. Each holder of any Series A Preferred Stock issued pursuant to this Agreement or of any Restricted Securities, by its acceptance thereof, agrees that, except as otherwise expressly provided below in this Section 9, prior to the taking of any Restricted Action, such holder will give written notice to the Company of such holder's intention to take such Restricted Action and to comply in all other respects with this Section 9. Each such notice (i) shall describe the manner and circumstances of the proposed Restricted Action in sufficient detail to enable counsel to render the opinions referred to below and (ii) shall designate counsel for the holder giving such notice (who may be in-house counsel for such holder). The holder giving such notice will submit a copy thereof to the counsel designated in such notice, and the Company will promptly submit a copy thereof to its counsel (who may be in-house counsel for the Company), and the following provisions shall apply:

          (a) If in the opinion of each such counsel the proposed Restricted Action may be effected without registration under the Securities Act or any applicable state securities or Blue Sky laws relating to any Series A Preferred Stock or Restricted Securities involved in, or issuable upon conversion of any Series A Preferred Stock involved in, such Restricted Action, then the Company will promptly notify the holder thereof, and such holder shall thereupon be entitled to effect such Restricted Action in accordance with the terms of the notice delivered by such holder to the Company, and the Company will promptly effect any transfer of any Series A Preferred Stock or Restricted Securities involved in such Restricted Action and either deliver new Series A Preferred Stock, or certificates for Restricted Securities, bearing (or not bearing, if in the opinion of each such counsel such legend is no longer required to insure compliance with the Securities Act) the legend set forth in Section 9.2, or both, as the case may be. If for any reason counsel for the Company (after having been furnished with the information required to be furnished by clause (i) of this Section 9.3) shall fail to deliver an opinion to the Company (with a copy to such holder), or the Company shall fail to notify such holder thereof as aforesaid, within 15 days after counsel for such holder shall have delivered its opinion to such holder (with a copy to the Company), then for all purposes hereof the opinion of counsel for the Company shall be deemed to be the same as the opinion of counsel for such holder.

          (b) If in the opinion of either or both of such counsel (such opinion or opinions to state the basis of the legal conclusions reached therein) the proposed Restricted Action may not legally be effected without registration under the Securities Act or any applicable state securities or Blue Sky laws of any Series A Preferred Stock or Restricted Securities involved in, or issuable upon conversion of any Series A Preferred Stock involved in, such Restricted Action, the Company shall promptly so notify the holder thereof and thereafter such holder shall not be entitled to effect such Restricted Action until receipt of a further notice from the Company under clause (a) of this Section 9.3 or until such registration under the Securities Act or any applicable state securities or Blue Sky laws has become effective.

     Notwithstanding the foregoing, each holder shall be permitted to transfer any share or shares of Series A Preferred Stock issued pursuant to this Agreement or any Restricted Security or Restricted Securities attributable to Series A Preferred Stock in one or more transactions to institutional investors or "accredited investors" as defined in Rule 501 under the Securities Act; provided, however, that (x) each such investor shall represent in writing that
- --------  -------
it is acquiring such Series A Preferred Stock or Restricted Security for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such transferee), (y) each such investor shall agree in writing to be bound by all the restrictions on transfer of such Series A Preferred Stock or Restricted Security contained in this Section 9 and (z) such holder shall deliver to the Company an opinion of counsel (who shall be reasonably satisfactory to the Company) stating that such transfer may be effected without registration under the Securities Act or any applicable state securities or Blue Sky laws. The Company and each holder will pay the respective fees and disbursements of their own counsel in connection with any opinions rendered by them pursuant to this Section 9.3.

          9.4  Termination of Restrictions.  The restrictions imposed by this
               ---------------------------
Section 9 upon the transferability of the Series A Preferred Stock and Restricted Securities shall cease and terminate as to any such securities (a) when such securities shall have been effectively registered under the Securities Act, provided such securities are disposed of in accordance with the Registration Statement covering such securities or (b) when in the opinions of both counsel for the holder thereof and counsel for the Company, such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall terminate as to any such securities, the holder thereof shall be entitled to receive from the Company without expense a new certificate or certificates representing such securities not bearing the legend set forth in Section 9.2 hereof.

SECTION 10.  REGISTRATION RIGHTS

     10.1 Securities Subject to Registration Rights.  The securities entitled to
          -----------------------------------------
the benefit of the registration provisions of this Section 10 (the "Registrable Securities") are all shares of Series A Preferred Stock issued hereunder, any shares of Common Stock issued upon conversion of such Series A Preferred Stock and any shares of Common Stock that are Restricted Securities and that are issued subsequent to the conversion of any of the Series A Preferred Stock as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock issued upon such conversion.

     10.2 Shelf Registration of Registrable Securities.
          --------------------------------------------

     (a) The Company agrees to file with the Commission a "shelf" registration statement on Form S-3 pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) under the Securities Act, providing for the resale of all of the Registrable Securities on or before February 15, 1995 (the "Registration"). The Company shall use its reasonable efforts to cause such Registration to become effective as promptly as possible after such filing and thereafter to keep such Registration continuously effective, and (subject to the Company's rights under Section 10.2(c)) to prevent the happening of any event of the kind described in Section 10.3(c)(2)-(4) hereof that requires the Company to give notice pursuant to the last paragraph of Section 10.3 hereof, for a period (the "Applicable Period") of three (3) years from the date on which the Commission declares the Registration effective or such shorter period that will terminate when all of the Registrable Securities covered by the Registration have been sold pursuant to such Registration or under Rule 144.

     (b) The holders of Registrable Securities shall advise the Company by written notice of their intention to include the Registrable Securities held by them in such Registration and the proposed method of distribution, which shall conform to the method set forth in Exhibit 10.2(b).

     (c) Notwithstanding the foregoing, the Company may postpone the filing of a registration statement, or require any holders to suspend sales of Registrable Securities pursuant to an effective registration statement, in either case for a period not exceeding ninety (90) days, if its Chief Executive Officer, Board of Directors or the Executive Committee or other duly constituted Committee of the Board of Directors determines that the filing or the distribution of the Registrable Securities will materially adversely interfere with, or be inadvisable in light of a public offering by the Company (for such time, not to exceed twenty (20) business days, during the distribution period as the underwriters in good faith deem advisable) or with a financing, acquisition, corporate reorganization or other material or potentially material corporate transaction of the Company or any Subsidiary of the Company.

     (d) In the event that the Registration shall not become effective by January 2, 1996, the Purchasers shall have the option, exercisable by delivering written notice (the "Sale Notice") to the Company to such effect at any time within 30 days after January 2, 1996, to require the Company to purchase all (but not less than all) the shares of Series A Preferred Stock purchased under this Agreement for an aggregate cash purchase price of $23,000,000, plus accrued but unpaid dividends on such Series A Preferred Stock. At the closing of such purchase and sale, which shall take place at the offices of the Company on a mutually agreed date (or if no such date is agreed to, on the fifteenth Business Day after the delivery of the Sale Notice), the Purchasers shall deliver to the Company the certificates representing the Series A Preferred Stock, duly endorsed in blank, against payment of the purchase price therefor by wire transfer of same day funds to an account or accounts designated in writing by the Purchasers at least one Business Day prior to the date of such closing.

     10.3 Registration Procedures.
          -----------------------

  In connection with the registration of Registrable Securities pursuant to
Section 10.2, the Company will use its reasonable efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution by the selling holders thereof and accordingly will:

     (a) prepare and file with the Commission a Registration Statement or Registration Statements on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities to be covered thereby in accordance with the intended method or methods of distribution by the selling holders thereof and shall include all financial statements required by the Commission to be filed therewith; provided that before filing a Registration
                                      --------
Statement or any amendments or supplements thereto or Prospectus, the Company will furnish to the holders of the Registrable Securities covered by such Registration Statement copies of all such documents at least five (5) Business Days prior to the day they are proposed to be filed, which documents will be subject to the reasonable review of the selling holders, and the Company will not file any Registration Statement or any amendment or supplement thereto or any Prospectus to which the selling holders shall reasonably object;

     (b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the Applicable Period; cause the Prospectus used in connection therewith to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the Applicable Period in accordance with the intended method or methods of distribution by the selling holders thereof set forth in such Registration Statement as amended or supplement to the Prospectus used in connection therewith;

     (c) notify the selling holders of Registrable Securities promptly, and (if requested by any such Person) confirm such advice in writing, (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus, (3) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, and (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceedings for such purpose;

     (d) prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable


                                      -15

Securities, the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

     (e) use its reasonable efforts to obtain the withdrawal at the earliest possible time of any order suspending or preventing the use of any Prospectus or suspending the effectiveness of the Registration Statement or any amendment or supplement thereto or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction;

     (f) furnish each selling holder of Registrable Securities, without charge, at least one copy of the filed Registration Statement and every post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference, and all exhibits (including those incorporated by reference);

     (g) deliver to each selling holder of Registrable Securities, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons may reasonably request; and, subject to the provisions of Section 10.2(c), consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

     (h) prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities on a reasonable efforts basis to register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as any selling holder reasonably requests in writing and do any and all other reasonable acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally
           --------
to do business in any jurisdiction where it is not then so qualified;

     (i) cooperate with the selling holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the selling holders may request at least five (5) Business Days prior to any sale of Registrable Securities;

     (j) use its best efforts to list the Registrable Securities on the NASDAQ National Market System or any securities exchange on which other shares of Series A Preferred Stock or Common Stock are listed;

     (k) make available for inspection by the selling holders of the Registrable Securities all financial statements and pertinent corporate documents of the Company reasonably requested by any such selling holder that are reasonably necessary in connection with the Registration; provided, however, that any
                                               --------  -------
financial statements, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such

Persons unless disclosure of such records, information or documents is required by court or administrative order to become publicly available or becomes publicly available; and

     (l) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission with respect to the disposition of the Registrable Securities covered by the Registration Statement, and make generally available to its security holders, as soon as reasonably practical, an earnings statement covering the period of at least twelve (12) months, but no more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

  The Company may require such holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

  Each holder of Registrable Securities agrees by reason of its acquisition and holding of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 10.3(c)
(2)-(4) or any event requiring action by the Company under Section 10.3(d) hereof, or exercising its right of suspension under Section 10.2(c), such holder will forthwith discontinue disposition of Registrable Securities until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 10.3(d) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company in writing, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

     10.4 Registration Expenses.
          ---------------------

     (a) Except as such expenses provided in Section 10.4(b) regarding the expenses incident to the Company's performance of or compliance with Section
10.2 of this Agreement are to be borne by the Company, all expenses, commissions, fees or discounts of selling brokers, dealers or similar securities industry professionals relating to the distribution of the Registrable Securities and legal expenses of any Person other than the Company will be borne by the holders of the Registrable Securities, regardless of whether the Registration Statement becomes effective, provided, however, that the Company
                                          --------  -------
will reimburse the Purchasers for the reasonable attorneys' fees (not to exceed $7,500) of one law firm in connection with the Purchasers' review of the Registration Statement before it becomes effective.

     (b) All expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees with respect to listings or filings required to be made with the NASDAQ National Market System, fees and expenses of compliance with securities or Blue Sky laws, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any "cold comfort" letters required by or incidental to such performance), and securities acts liability insurance if the Company so desires, and reasonable fees and expenses of other Persons retained by the Company in connection with the registration, will be borne by the Company.

     10.5 Indemnification.
          ---------------

     (a) Indemnification by the Company.  The Company agrees to indemnify and
         ------------------------------
hold harmless each holder of Registrable Securities, its directors and officers and each Person who controls such holder (within the meaning of the Securities
Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and disbursements) caused by (i) any violation of law by the Company in connection with this Agreement or any breach by the Company of its undertakings under this Agreement or (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or any amendment or supplement thereto, Prospectus, preliminary Prospectus or amendment or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished to the Company in writing by such holder expressly for use in connection therewith or by such holder's failure to deliver a copy of the Registration Statement or Prospectus or any amendment or supplement thereto as provided by the Company in compliance with Section 10.3.

     (b) Indemnification by Holders of Registrable Securities.  In connection
         ----------------------------------------------------
with the Registration, each holder of Registrable Securities will furnish to the Company in writing such information and affidavits as the Company reasonably requests in connection with any Registration Statement or Prospectus and agrees to indemnify and hold harmless the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and disbursements) resulting from (i) any untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, amendment or supplement thereto, or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus, or any omission of a material fact necessary to make the statements therein not misleading, to the extent, but only the extent, that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder to the Company, or (ii) any failure of such holder of the Registrable Securities to comply with the Securities Act or any Blue Sky or other state securities law in connection with taking any Restricted Action.

     (c) Conduct of Indemnification Proceedings.  Any Person entitled to
         --------------------------------------
indemnification hereunder will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claims with counsel reasonably satisfactory to the indemnified party, provided, however, that any Person
                                       --------- -------
entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claims, but the fees and expense of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person, or (c) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. All such fees and expenses shall be reimbursed as they are incurred.

     (d) Contribution.  If for any reason the indemnification provided for in
         ------------
Sections 10.5(a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Sections 10.5(a) and (b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that no selling holder shall be required to contribute an amount greater than the dollar amount of the proceeds received by such selling holder with respect to the sale of the shares of Registrable Securities giving rise to the claim.

     (e) Survival of Indemnification Obligation.  The indemnifications provided
         --------------------------------------
for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or the controlling Person of each indemnified party and will survive the transfer of the Registrable Securities.

SECTION 11.  CERTAIN DEFINITIONS

  For the purpose of this Agreement, capitalized terms shall have the meanings defined in the sections of this Agreement defining those terms and the following terms, that are not defined elsewhere herein, shall have the following respective meanings:

  "Agreement" shall mean this Exchange Agreement, dated the date hereof, by and
   ---------
between the Company and each of the Purchasers, including the Schedules and Exhibits attached hereto.

  "Business Day" means a day other than a Saturday, Sunday or legal holiday or a
   ------------
day on which banking institutions in New York are required or authorized by law to close.

  "Code" means the Internal Revenue Code of 1986, as amended.
   ----

  "Commission" shall mean the Securities and Exchange Commission or any other
   ----------
governmental authority at the time administering the Securities Act or the Exchange Act.

  "Common Stock" shall mean the common stock of the Company, par value $.01 per
   ------------
share.

  "Current Value Basis" shall mean the method for estimating the current value
   -------------------
of the Company's balance sheet items set forth in the current value basis balance sheet included in the Company's Annual Report to Shareholders.

  "Current Value Net Worth" shall mean, as to the Company and its consolidated
   -----------------------
Subsidiaries, for any period, the "total shareholders' equity" for that period, as reported on a Current Value Basis in the consolidated cost basis and current value basis balance sheets contained in the Company's most recent Annual Report to Shareholders.

  "EBDT" shall mean Earnings Before Depreciation and Deferred Taxes from
   ----
Operations for the Company and its consolidated Subsidiaries based on the accounting principles with respect to the year ended December 31, 1993 as reflected in the Company's Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) contained in the Company's most recent Annual Report to Shareholders.

  "Employee Benefit Plan" means any plan, agreement, arrangement or commitment
   ---------------------
which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
   -----
amended from time to time.

  "ERISA Group" means the Company, its Subsidiaries and any entity required to
   -----------
be aggregated with the Company or its Subsidiaries under Sections 414(b), (c),
(m) or (o) of the Code.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or
   ------------
any similar or successor Federal statute, and the rules and regulations of the Commission thereunder.

  "Liquidation Value" shall mean the liquidation preference of the Series A
   -----------------
Preferred Stock as specified in Section 4, Article SECOND of the Original Articles Supplementary.

  "Material Adverse Effect,"  "Material Adverse Change" or similar phrases shall
   -----------------------     -----------------------
mean, unless the context requires otherwise, a material adverse effect on, or a material adverse change in, the business, financial condition (evaluated on the basis of Current Value Net Worth) or results of operations (evaluated on the basis of EBDT) of the Company and its Subsidiaries taken as a whole.

  "Multiemployer Plan" means a plan which is a multiemployer plan as defined in
   ------------------
Section 4001(a)(3) of ERISA with respect to which any member of the ERISA Group has any liability or an obligation to contribute.

  "Officer's Certificate" shall mean a certificate signed in the name of the
   ---------------------
Company by its Chairman of the Board, its President, one of its Vice Presidents, its Treasurer or its Chief Financial Officer.

  "Pension Plan" means a single employer plan as defined in Section 4001(a)(15)
   ------------
of ERISA or an individual account plan which is subject to the funding standards of Section 302 of ERISA with respect to which any member of the ERISA Group at any relevant time has or may have any liability or obligation to contribute.

  "Person" shall mean and include an individual, a corporation, an association,
   ------
a partnership, a trust or estate, a government or any department or agency thereof.

  "Prospectus" shall mean the prospectus included in any Registration Statement,
   ----------
as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

  "Registration Statement" shall mean any registration statement of the Company
   ----------------------
that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

  "Restricted Securities" shall mean (a) the Common Stock issued or, unless the
   ---------------------
context otherwise requires, issuable upon conversion of the Series A Preferred Stock, and (b) any Common Stock issued subsequent to the conversion of any of the Series A Preferred Stock as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock issued upon such conversion; provided, however, that immediately after the restrictions on the
            --------  -------
transferability of such Common Stock shall have ceased and terminated in accordance with Section 9, the same shall cease to be Restricted Securities. Where the context so requires, "holders of Restricted Securities" shall include holders of Series A Preferred Stock that is convertible into Restricted Securities.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and any
   --------------
similar or successor Federal statute, and the rules and regulations of the Commission thereunder.

  "Series A Preferred Stock" shall mean the Company's Series A Convertible
   ------------------------
Preferred Stock, par value $.01 per share, issued pursuant to this Agreement.

  "Subsidiary" shall mean a corporation of which the Company owns, directly or
   ----------
indirectly, more than 50% of the shares of stock entitled to vote in the election of Directors (excluding shares so entitled to vote only upon a failure to pay dividends or other contingencies).

SECTION 12.  MISCELLANEOUS

     12.1 Consent to Amendments.  This Agreement may be amended, and the Company
          ---------------------
may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act given by the holder or holders of at least 66-2/3% of the aggregate number of shares of the Series A Preferred Stock purchased pursuant hereto at the time outstanding and held by the Purchasers or their assigns in a transaction pursuant to Rule 144A of the Securities Act except that the provisions of Sections 9 and 10 hereof may not be amended without the consent of holders of at least 66-2/3% of the shares of Series A Preferred Stock purchased pursuant hereto and then outstanding and of at least 66-2/3% of the shares of Common Stock in each case constituting Restricted Securities at the time issued or issuable upon conversion of all Series A Preferred Stock purchased pursuant hereto then outstanding (which aggregate number of shares shall at all times include the number of shares which would be issuable if all then outstanding Series A Preferred Stock purchased pursuant hereto were being converted at the Conversion Price (as defined in the Original Articles Supplementary) then in effect, with such shares being deemed to be held by the holders of such unconverted shares of Series A Preferred Stock). Each holder of Series A Preferred Stock purchased pursuant hereto at the time or thereafter outstanding shall be bound by any consent authorized by this section, whether or not such Series A Preferred Stock shall have been marked to indicate such consent, but any Series A Preferred Stock issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Series A Preferred Stock nor any delay in exercising any rights hereunder or under any of the shares of Series A Preferred Stock shall operate as a waiver of any rights of any holder of such Series A Preferred Stock. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     12.2 Lost Certificates.  Upon receipt by the Company of evidence
          -----------------
satisfactory to it of the loss, theft, destruction or mutilation of any certificate of Series A Preferred Stock or certificate for Restricted Securities, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of such certificate, if mutilated, the Company will deliver in lieu of such certificate a new certificate carrying the same rights and obligations as the original certificate. In case of any loss, theft or destruction of such a certificate while a Purchaser is the holder thereof, Purchaser's letter of indemnity shall be accepted by the Company as satisfactory indemnity.

     12.3 Notice to Subsequent Holder.  If any Series A Preferred Stock
          ---------------------------
purchased pursuant hereto shall have been transferred to another holder and such holder shall have designated in writing the address to which communications with respect to such Series A Preferred Stock shall be mailed, all notices, certificates, requests, statements and other documents required or permitted to be delivered to any holder by any provision hereof shall also be delivered to each such holder.

     12.4 Survival of Representations, Warranties, and Indemnities.  All
          --------------------------------------------------------
representations, warranties and indemnities contained herein or made in writing by the Company or the Purchasers in connection herewith shall survive the execution and delivery of this Agreement and the issuance and sale of the Series A Preferred Stock contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

     12.5 Successors and Assigns.  Except as otherwise limited herein, all
          ----------------------
covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     12.6 Notices.  Except as otherwise set forth herein, all notices and other
          -------
communications provided for or given or made hereunder shall be effective when delivered by hand or sent by overnight courier or by confirmed facsimile transmission and, if to a Purchaser at the following address, or in any case to such other address with respect to any such party as such party shall give notice in writing:

                    The Rouse Company
                    10275 Little Patuxent Parkway
                    Columbia, Maryland 21044-3456
                    Attention: Chief Financial Officer,
                    with a copy to the General Counsel

  To the Purchasers:

                    Pier 17 Realty Holding Company, Inc.
                    Pearl Realty Holding Company, Inc.
                    Front Realty Holding Company, Inc.
                    c/o Morgan Guaranty Trust Company
                      of New York
                    522 Fifth Avenue
                    New York, New York  10036
                    Attention:  Mr. James Walsh
                                  President
  with a copy to:

                    Haythe & Curley
                    237 Park Avenue
                    New York, New York  10017
                    Attention:  Miroslav M. Fajt, Esquire

          12.7  Accounting Terms.  Unless otherwise set forth herein, all
                ----------------
accounting terms and provisions in this Agreement shall be construed to be as determined in accordance with generally accepted accounting principles then in effect.

          12.8 Governing Law.  This Agreement shall be construed and enforced in
               -------------
accordance with, and the rights of the parties shall be governed by, the laws of the State of Maryland that are applicable to contracts between Maryland residents entered into and to be performed entirely in Maryland. This Agreement may not be changed orally, but (subject to the provisions of Section 12.1) only by an agreement in writing signed by the party against whom enforcement is sought.

          12.9 Severability.  If any clause, sentence, paragraph or part of this
               ------------
Agreement, or the application thereof to any Person, shall for any reason be adjudged by a court of competent jurisdiction to be invalid, or determined to be in violation or contravention of any applicable statutory legislation, then such clause, sentence, paragraph or part of this Agreement shall be deemed to be automatically amended only to the extent necessary to bring this Agreement within said judgment or determination, as applicable effective as of the date thereof, and such judgment or determination shall not affect the remainder of this Agreement, which shall continue in full force and effect.

          12.10  Headings; Table of Contents.  The descriptive headings of the
                 ---------------------------
several sections and paragraphs of this Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Agreement.

          12.11  Counterparts.  This Agreement may be executed simultaneously in
                 ------------
two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original.

          12.12  Non-Business Days.  If the date for making any payment or the
                 -----------------
last date for performance of any act or the exercising of any right, as provided in this Agreement, shall not be a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided in this Agreement.

          12.13  Entire Agreement.  This Agreement, including its Schedules and
                 ----------------
Exhibits, supersedes all prior written or oral agreements of the parties as to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              THE ROUSE COMPANY

                              By:____________________________
                              Name:
                              Title:

                              PIER 17 REALTY HOLDING COMPANY, INC.,
                              a New York not-for-profit corporation

                              By:____________________________
                              Name:
                              Title:

                              PEARL REALTY HOLDING COMPANY, INC.,
                              a New York not-for-profit corporation

                              By:____________________________
                              Name:
                              Title:

                              FRONT REALTY HOLDING COMPANY, INC.,
                              a New York not-for-profit corporation

                              By:____________________________
                              Name:
                              Title:

                                                                      SCHEDULE I


                                             Principal Amount      Shares to
Name of Purchaser                              of Debt Held        be Issued
- -----------------                            ----------------      ---------

Pier 17 Realty Holding Company, Inc.              $35,625,000        456,159
Pearl Realty Holding Company, Inc.                    625,000          8,003
Front Realty Holding Company, Inc.                  1,250,000         16,006

                                   EXHIBIT A
                                   ---------

                               THE ROUSE COMPANY

                            ARTICLES SUPPLEMENTARY



          The Rouse Company, a Maryland corporation, having its principal office in Columbia, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation, as amended and restated in the Articles of Amendment and Restatement of the Corporation, which were filed with the State Department of Assessments and Taxation of Maryland on May 27, 1988, and as further amended by the Articles of Amendment of the Corporation, which were filed with the State Department of Assessments and Taxation of Maryland on January 10, 1991, and as supplemented by the Articles Supplementary to the Charter of The Rouse Company (the "Articles Supplementary") creating the class of Series A Convertible Preferred Stock and filed with the State Department of Assessments and Taxation of Maryland on February 17, 1993 (collectively, the "Charter"), the Board of Directors has duly divided and classified _______________ additional shares of the Preferred Stock of the Corporation, par value $.01 per share, into shares of the class designated as Series A Convertible Preferred Stock, and provided for the issuance of such Preferred Stock.

          SECOND: The terms of the Series A Convertible Preferred Stock established by the Board of Directors are as set forth in the Articles Supplementary in addition to those set forth in Article FIFTH of the Charter of the Corporation applicable to all classes of Preferred Stock.

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and
Chief Operating Officer and attested by its Secretary on December   , 1994.


ATTEST:                                  THE ROUSE COMPANY


______________________________           By:___________________________
Richard G. McCauley                           Anthony W. Deering
Senior Vice President,                        President and
General Counsel and Secretary                 Chief Operating Officer

          THE UNDERSIGNED, President and Chief Operating Officer of The Rouse Company, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                    ______________________________
                                    Anthony W. Deering
                                    President and
                                    Chief Operating Officer

                    ARTICLES SUPPLEMENTARY TO THE CHARTER OF
                               THE ROUSE COMPANY


     The Rouse Company, a Maryland corporation, having its principal office in Columbia, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation, as amended and restated in the Articles of Amendment and Restatement of the Corporation (the "Charter"), the Board of Directors has duly divided and classified 4,025,000 shares of the Preferred Stock of the Corporation, par value $.01 per share, into a class designated Series A Convertible Preferred Stock, and provided for the issuance of such Preferred Stock.

     SECOND: The terms of the Series A Convertible Preferred Stock established by the Board of Directors, in addition to those set forth in Article FIFTH of the Charter of the Corporation applicable to all classes of Preferred Stock, are as follows:

     Section 1.  Number of Shares and Designation.  This class of Preferred
                 --------------------------------
Stock shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") and 4,025,000 shall be the number of shares of Preferred Stock constituting such class.

     Section 2.  Definitions.  For purposes of the Series A Preferred Stock, the
                 -----------
following terms shall have the meanings indicated:

          "Act" shall have the meaning set forth in paragraph (g) of Section 5 hereof.

          "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in Columbia, Maryland or New York, New York are not required to be open.

          "Call Date" shall have the meaning set forth in paragraph (c) of
     Section 5 hereof.

          "Common Stock" shall mean the common stock of the Corporation, par value $.01 per share.

          "Constituent Person" shall have the meaning set forth in paragraph (e) of Section 7 hereof.

          "Conversion Price" shall mean the conversion price per share of Common Stock for which the Series A Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7. The initial conversion price shall be $21.25 (equivalent to a conversion rate of 2.3529 shares of Common Stock for each share of Series A Preferred Stock).

          "Current Market Price" of publicly traded shares of common stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange or, if such security is not listed or admitted for trading on the New York Stock Exchange ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Directors.

          "Dividend Payment Date" shall mean the first calendar day of January, April, July and October, in each year, commencing on April 1, 1993; provided, however, that if any Dividend Payment Date falls on any day other
     --------  -------
     than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

          "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include March 31, 1993).

          "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

          "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued and sold.

          "Junior Stock" shall mean the Common Stock and any other class or series of shares of the Corporation over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "Non-Electing Share" shall have the meaning set forth in paragraph (e) of Section 7 hereof.

          "Parity Stock" shall have the meaning set forth in paragraph (b) of
     Section 8.

          "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Press Release" shall have the meaning set forth in paragraph (b) of
     Section 5 hereof.

          "Securities" shall have the meaning set forth in paragraph (d)(iii) of
     Section 7 hereof.

          "Series A Preferred Stock" shall have the meaning set forth in Section 1 hereof.

          "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds
                                          --------  -------
     for any class or series of Junior Stock or any class or series of stock ranking on a parity with the Series A Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

          "Transaction" shall have the meaning set forth in paragraph (e) of
     Section 7 hereof.

          "Transfer Agent" means Security Trust Company, N.A., Baltimore, Maryland, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent for the Series A Preferred Stock.

          "Voting Preferred Shares" shall have the meaning set forth in Section 9 hereof.

     Section 3.  Dividends.  (a)  The holders of shares of the Series A
                 ---------
Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash at the rate per annum of $3.25 per share of Series A Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

     (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.
No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

     (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Stock.

     (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case (i) the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and any other Parity Stock of the Corporation shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Stock.

     Section 4.  Liquidation Preference.  (a)  In the event of any liquidation,
                 ----------------------
dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive Fifty Dollars ($50.00) per share of Series A Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the

Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

     (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this
Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

     Section 5.  Redemption at the Option of the Corporation.  (a)  The Series A
                 -------------------------------------------
Preferred Stock shall not be redeemable by the Corporation prior to March 1, 1996. On and after March 1, 1996, the Corporation, at its option, may redeem the shares of Series A Preferred Stock, in whole or in part, as set forth herein, subject to the provisions described below.

     (b) The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation, at any time, only if for 20 Trading Days, within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Current Market Price of the Common Stock on each of such 20 Trading Days exceeds 120% of the Conversion Price in effect on such Trading Day. In order to exercise its redemption option, the Corporation must issue a press release announcing the redemption (the "Press Release") prior to the opening of business on the second Trading Day after the condition in the preceding sentence has, from time to time, been met. The Corporation may not issue a Press Release prior to March 1, 1996. The Press Release shall announce the redemption and set forth the number of shares of Series A Preferred Stock which the Corporation intends to redeem. The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days or more than 60 days after the date on which the Corporation issues the Press Release.

     (c) Upon redemption of Series A Preferred Stock by the Corporation on the date specified in the notice to holders required under subparagraph (e) of this
Section 5 (the "Call Date"), each share of Series A Preferred Stock so redeemed shall be converted into a number of shares of Common Stock equal to the liquidation preference of the shares of Series A Preferred Stock being redeemed divided by the Conversion Price as of the opening of business on the Call Date.

     Upon any redemption of Series A Preferred Stock, the Corporation shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such Dividend Payment Date. In the case of any Call Date occurring prior to the record date for the April 1, 1996 Dividend Payment Date, the holders of the Series A Preferred Stock to be redeemed on such Call Date shall be entitled to any accrued and unpaid dividends through March 1, 1996, but not thereafter. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issued upon such redemption.

     (d) If full cumulative dividends on the Series A Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, the Series A Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire shares of Series A Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

     (e) If the Corporation shall redeem shares of Series A Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given not more than four Business Days after the date on which the Corporation issues the Press Release to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation, or by publication in The Wall Street Journal or The New York Times, or if neither
                  -----------------------    ------------------
such newspaper is then being published, any other daily newspaper of national circulation. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Series A Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the number of shares of Common Stock to be issued with respect to each share of Series A Preferred Stock; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available a number of shares of Common Stock or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and
(iii) all rights of the holders thereof as holders of Series A Preferred Stock of the Corporation shall cease (except the rights to receive the shares of Common Stock and cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide shares of Common Stock and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, or in Baltimore, Maryland and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, shares of Common Stock and any cash necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and cash be applied to the redemption of the shares of Series A Preferred Stock so called for redemption. At the close of business on the Call Date, each holder of Series A Preferred Stock to be redeemed (unless the Company defaults in the delivery of the shares of Common Stock or cash payable on such Call Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such Series A Preferred Stock is to be redeemed, regardless of whether such holder has surrendered the certificates representing the Series A Preferred Stock. No interest shall accrue for the benefit of the holders of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for certificates of shares of Common Stock and any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series A Preferred Stock are to redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

     (f) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon redemption of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the redemption of a share of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the Call Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

     (g) The Corporation covenants that any shares of Common Stock issued upon redemption of the Series A Preferred Stock shall be validly issued, fully paid and non-assessable. The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon redemption of the Series A Preferred Stock, prior to such redemption, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

     The Corporation shall endeavor to take any action necessary to ensure that any shares of Common Stock issued upon the redemption of Series A Preferred Stock are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities or blue sky laws (other than any shares of Common Stock issued upon redemption of any Series A Preferred Stock which are held by an "affiliate" (as defined in Rule 144 under the Act) of the Corporation).

     Section 6.  Shares To Be Retired.
                 --------------------

     All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

     Section 7.  Conversion.
                 ----------

     Holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

     (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series A Preferred Stock shall have the right, at his or her option, at any time to convert such shares into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided,
                                                                   --------
however, that the right to convert shares called for redemption pursuant to
- -------
Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment of the shares of Common Stock and any cash payable upon such redemption under Section 5 hereof.

     (b) In order to exercise the conversion right, the holder of each share of Series A Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series A Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

     Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such shares of Series A Preferred Stock being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

     (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

     (d) The Conversion Price shall be adjusted from time to time as follows:

          (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Common Stock,
     (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such have been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

          (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer or the Board of Directors.

          (iii) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of the total equity applicable to Common Stock, including revaluation equity, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Chief Executive Officer or the Board of Directors, whose determination shall be conclusive), of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this clause
     (iii), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a Person converting a share of Series A Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this clause (iii); provided that on the date, if any, on which a person
                        --------
     converting a share of Series A Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this clause (iii) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

          (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of
                       --------  -------
     this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in
     --------  -------
     accordance with the provisions of this Section 7 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

     (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all shares of Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which subparagraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock that will contain provisions enabling the holders of the Series A Preferred Stock that remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

     (f)  If:

          (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of the total equity applicable to Common Stock, including revaluation equity, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution); or

          (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

          (iii) there shall be any reclassification of the Common Stock (other than an event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or a self tender offer by the Company for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

          (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series A Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

     (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

     (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

     (i) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.
If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

     (j) If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

     (k) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this paragraph (l), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     The Corporation covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

     The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Series A Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

     Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     (l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common stock or other securities or property on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall
                                 --------  -------
not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

     Section 8.  Ranking.  Any class or series of stock of the Corporation shall
                 -------
be deemed to rank:

          (a) prior to the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock;

          (b) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

          (c) junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock or series.

     Section 9.  Voting.  If and whenever six quarterly dividends (whether or
                 ------
not consecutive) payable on the Series A Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Series A Preferred Stock, together with the holders of shares of every other series of Parity Stock (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Shares to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series A Preferred Stock and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series A Preferred Stock and the Voting Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock and of the Voting Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series A Preferred Stock and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series A Preferred Stock and the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

     So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, as amended, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the shares of Series A Preferred Stock and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

         (a) Any amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock or the Voting Preferred Shares; provided, however, that the
                                                     --------  -------
     amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series A Preferred Stock or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Stock, and provided further, that if any such amendment, alteration or
                -------- -------
     repeal would materially adversely affect any voting powers, rights or preferences of the Series A Preferred Stock or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66- 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the shares of Series A Preferred Stock and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

         (b) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series A Preferred Stock
- --------  -------
shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series A Preferred Stock at the time outstanding.

     For purposes of the foregoing provisions of this Section 9, each share of Series A Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one (1) vote per $50.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     Section 10.  Record Holders.  The Corporation and the Transfer Agent may
                  --------------
deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be made under the seal of the Corporation and signed in its name and attested by its duly authorized officers this 17th day of February, 1993.

                                    THE ROUSE COMPANY




                              By:   ______________________________
                                    Anthony W. Deering,
                                    Executive Vice-President
                                    and Chief Financial Officer





Attest:


- ------------------------------
Richard G. McCauley
Senior Vice-President,
General Counsel and Secretary

         THE UNDERSIGNED, Executive Vice-President and Chief Financial Officer of The Rouse Company, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                              By: ____________________________
                                  Anthony W. Deering,
                                  Executive Vice-President
                                  and Chief Financial Officer

                                  EXHIBIT 4.1
                                  -----------

                         [THE ROUSE COMPANY LETTERHEAD]


                               December __, 1994


Front Realty Holding Company, Inc.
Pearl Realty Holding Company, Inc.
Pier 17 Realty Holding Company, Inc.
c/o Morgan Guaranty Trust Company of New York
522 Fifth Avenue
New York, New York  10036

Ladies and Gentlemen:

          I am Vice-President and Associate General Counsel of The Rouse Company, a Maryland corporation (the "Company"), and render this opinion pursuant to Section 4.1 of the Series A Convertible Preferred Stock Exchange Agreement, dated as of December __, 1994 (the "Agreement"), by and among the Company and you (individually a "Purchaser" and collectively the "Purchasers") pursuant to which you have agreed to exchange the $37.5 Million Loan (including an assignment of certain documentation related to such loan) for a number of shares (not less than 450,000 shares) of authorized but unissued Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Company, valued at $23,000,000.

          In rendering this opinion, I have examined the originals, or certified, conformed or reproduction copies, of the Charter and Bylaws of the Company, the Agreement and all corporate proceedings, records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In such examination, I have assumed with respect to all parties other than the Company, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the due authorization, execution and delivery by all parties thereto (other than the Company) of all documents examined by me and the conformity to the originals of all documents submitted as copies.

              All capitalized terms not otherwise defined herein have the meanings given in the Agreement.

              Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland, has the corporate power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted, is duly qualified and authorized to do business under

Front Realty Holding Company, Inc.
Pearl Realty Holding Company, Inc.
Pier 17 Realty Holding Company, Inc.
Page 2
December    , 1994


the laws of each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted which are material to the Company and its Subsidiaries taken as whole.

          2. The execution and delivery by the Company of the Agreement and the performance by the Company of all transactions and obligations contemplated thereby are within its corporate authority. The Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and with respect to indemnification provisions contained therein, by applicable securities laws or principles of public policy.

          3. The execution, delivery and performance of the Agreement and the issuance of the Series A Preferred Stock have been duly authorized by all necessary corporate proceedings on the part of the Company.

          4. The shares of Series A Preferred Stock to be issued pursuant to the Agreement, when issued in compliance with the provisions thereof, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances created by or as a result of action by the Company; provided, however, that the shares of Series A Preferred Stock to be issued thereunder (and any shares of Common Stock issued upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws. Upon conversion of the shares of Series A Preferred Stock into shares of Common Stock, such shares of Common Stock will be duly authorized and validly issued, fully paid and nonassessable.

          5. The Exchange Act Reports comply as to form in all material respects with the requirements of the Exchange Act.

          6. To the best of my knowledge, there is no action, suit, proceeding, investigation or claim pending against the Company or any Subsidiary or involving any of their respective properties or interests or threatened against the Company or any Subsidiary or in respect of any of their respective properties or

Front Realty Holding Company, Inc.
Pearl Realty Holding Company, Inc.
Pier 17 Realty Holding Company, Inc.
Page 3
December    , 1994


interests, at law or in equity, before any federal, state, municipal or local court, administrative agency, commission, board, bureau, instrumentality or arbitrator which is likely to adversely affect the power of the Company to execute and deliver, or the ability of the Company to perform its obligations under, the Agreement, or to result in any Material Adverse Change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, except as otherwise disclosed in the Exchange Act Reports or otherwise disclosed to the Purchasers in writing.

          7. Except as disclosed in the Exchange Act Reports or otherwise disclosed to the Purchasers in writing, neither the Company nor any of its Subsidiaries is in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, such that such violations and defaults in the aggregate are likely to result in any Material Adverse Change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or materially adversely affect the ability of the Company to perform in any material respect its obligations under the Agreement.

          8. Except as otherwise disclosed in writing to the Purchasers, the execution, delivery and performance by the Company of the Agreement and any of the transactions contemplated thereby (including, without limitation, the issuance of the shares of Series A Preferred Stock as contemplated therein) does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the charter or bylaws of the Company or (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, or any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or any agreement, indenture or other instrument applicable to the Company or its Subsidiaries or any of its or their properties, except in the case of this clause (B) for such violations or conflicts that will not individually or in the aggregate result in a Material Adverse Change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (ii) result in the creation of any lien upon any of the Company's or its Subsidiaries' properties, assets or revenues, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration,

Front Realty Holding Company, Inc.
Pearl Realty Holding Company, Inc.
Pier 17 Realty Holding Company, Inc.
Page 4
December    , 1994


qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) except for required securities law filings.

          9. Except for the conditions required in connection with the Refinancing Transactions required to satisfy the conditions of Sections 4.6, 5.4 and 5.5 of the Agreement, neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person of which I am aware, nor any circumstance involving the Company of which I am aware in connection with the offer, issue, sale or delivery of the Series A Preferred Stock under the Agreement is such as to require the Company to obtain any consent, approval or authorization of, or any notice to, or filing, registration or qualification with, any court or administrative or governmental body in connection with the execution and delivery of the Agreement or the offer, issue, sale or delivery of the Series A Preferred Stock, or (except as may be required in connection with fulfillment of, or compliance with, the provisions of Sections 9 and 10 of the Agreement) fulfillment of, or compliance with, the terms and provisions of the Agreement or of the Series A Preferred Stock, or is such as to require or give rise to any limitation on any Purchaser's ownership of any equity securities of the Company other than by reason of the restricted status of those securities under applicable securities laws or regulatory approvals or filings required by the Maryland General Corporation Law or the Exchange Act.

          10. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          This opinion is furnished to you by the undersigned as Vice-President and Associate General Counsel for the Company. I am a member of the Maryland Bar, and I accordingly limit the applicability of the opinions contained herein to matters of Maryland and Federal law. This opinion is solely for your benefit as Purchasers, and is rendered solely in connection with the transaction to which this opinion relates. This opinion may be relied upon only in connection with the transaction contemplated by the Agreement and may not be relied upon by any other person without my prior written consent.

                              Very truly yours,

Front Realty Holding Company, Inc.
Pearl Realty Holding Company, Inc.
Pier 17 Realty Holding Company, Inc.
Page 5
December    , 1994


                              David R. Schwiesow
                              Vice-President and
                              Associate General Counsel

                                  EXHIBIT 4.2
                                  -----------


                               THE ROUSE COMPANY


                             Officer's Certificate
                             ---------------------



       Douglas A. McGregor, Executive Vice-President of The Rouse Company, a Maryland corporation (the "Company"), pursuant to Section 4.2 of the Series A Convertible Preferred Stock Exchange Agreement by and among The Rouse Company, Front Realty Holding Company, Inc., Pearl Realty Holding Company, Inc. and Pier 17 Realty Holding Company, Inc. certifies that, to the best of his knowledge, the representations and warranties of the Company in the Series A Convertible Preferred Stock Exchange Agreement are true and correct as of the date hereof and after giving effect to the transactions contemplated by the Agreement.

       IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:  December __, 1994



                                 _________________________
                                 Douglas A. McGregor
                                 Executive Vice-President

                                  EXHIBIT 5.1
                                  -----------

                          [HAYTHE & CURLEY LETTERHEAD]


                               December __, 1994


The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland 21044

Ladies and Gentlemen:

       We have acted as counsel for Front Realty Holding Company, Inc., a New York not-for-profit corporation, Pearl Realty Holding Company, Inc., a New York not-for-profit corporation and Pier 17 Realty Holding Company, Inc., a New York not-for-profit corporation (individually a "Purchaser" and collectively the "Purchasers") in connection with the transactions contemplated by the Series A Convertible Preferred Stock Exchange Agreement, dated as of December __, 1994 (the "Agreement"), by and among you and the Purchasers pursuant to which the Purchasers have agreed to exchange the $37.5 Million Loan (including an assignment of certain documentation related to such loan) for a number of shares (not less than 450,000 shares) of authorized but unissued Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Company, valued at $23 million. This opinion is being delivered pursuant to
Section 5.1 of the Agreement.

       In our capacity as counsel to the Purchasers, we have examined the originals, or certified, conformed or reproduction copies, of the charter, bylaws or other organizational documents of each of the Purchasers, the Agreement, certificates of corporate officers of each of the Purchasers and all corporate proceedings, records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In such examination, we have assumed with respect to all parties other than the Purchasers, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the due authorization, execution and delivery by all parties thereto (other than the Purchasers) of all documents examined by us and the conformity to the originals of all documents submitted as copies.

       All capitalized terms not otherwise defined herein have the meanings given in the Agreement.

       Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that:

       1. Each Purchaser is a not-for-profit corporation validly existing in good standing under the laws of the State of New York.

The Rouse Company
Page 2
December    , 1994


       2. Each Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform the Agreement. The execution, delivery and performance of the Agreement by each Purchaser has been duly authorized by all required corporate action on the part of each Purchaser. Each Purchaser has duly executed and delivered the Agreement and the Agreement constitutes the legal, valid and binding obligation of each Purchaser enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and with respect to indemnification provisions contained therein, by applicable securities laws or principles of public policy.

       3. Each Purchaser has the legal capacity to assign to the Company its entire interest in the Debt as specified in Schedule I to the Agreement.

       4. Each Purchaser is a "qualified institutional buyer" or an "accredited investor," as such terms are defined pursuant to Rule 144A or 501, respectively, of the Securities Act of 1933, as amended.

       This opinion is furnished to you by us as counsel for the Purchasers, is solely for your benefit, and is rendered solely in connection with the transaction to which this opinion relates. This opinion may be relied upon only in connection with the transaction contemplated by the Agreement and may not be relied upon by any other person without our prior written consent.

                              Very truly yours,

                                  EXHIBIT 7.9

                      COLLECTIVE INVESTMENT FUND OWNERSHIP


Name of Fund:
- ------------

Morgan Guaranty Trust Company
  of New York, as Trustee under
  Declaration of Trust dated
  May 2, 1985 for the
  Commingled Pension Trust Fund
  (South Street Seaport Investment)

List of employee benefit plans having an interest in the foregoing Fund, which together with the interests of other plans maintained by the same employer or employee organization in the Fund, exceeds 10% of the total of all assets in the Fund, as of December 31, 1994:

General Motors Corporation: General Motors Hourly-Rate Employees Pension Plan and GM Frigidaire Special Pension Plan (Bankers Trust Master Trust) and General Motors Retirement Plan for Salaried Employees (Bankers Trust Master Trust)

United States Steel and Carnegie Pension Fund, Inc.

                                EXHIBIT 10.2(b)
                                ---------------


                      MARKETING OF REGISTRABLE SECURITIES


       The Registrable Securities may be sold in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either (i) on the NASDAQ National Market System through brokers acting as brokers or agents for the sellers or (ii) through dealers acting as principals who may resell the Registrable Securities on the NASDAQ National Market System, or in privately negotiated sales, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sales or at negotiated prices.